Exhibit 99.3

EARTHSTONE ENERGY, INC.

Index to Consolidated Financial Statements and Supplementary Information

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Earthstone Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Earthstone Energy, Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2023 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the (consolidated) financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Assessment of the Estimated Proved Oil and Gas Reserves on the Determination of Depreciation, Depletion and Amortization Expense related to Proved Oil and Natural Gas Properties

The Company’s net proved oil and natural gas properties balance was $3,657 million as of December 31, 2022, and the associated depreciation, depletion and amortization (DD&A) expense for the year ended December 31, 2022 was $302 million. As described in Note 7 to the consolidated financial statements, the Company follows the successful efforts method of accounting for its oil and natural gas properties. The Company’s lease acquisition costs and development costs of proved oil and natural gas properties are amortized using the units-of-production method, at the field level, based on total estimated proved oil and natural gas reserves and estimated proved developed oil and natural gas reserves, respectively.

The principal considerations for our determination that performing procedures relating to the impact of proved oil and natural gas reserves on proved net oil and natural gas properties is a critical audit matter are there was (i) significant judgment by management, including the use of specialists, when developing the estimates of proved oil and natural gas reserves; (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions related to developing those estimates, including future production amounts and costs, historical oil and natural gas prices, pricing differentials, and future development costs including the Company’s ability to convert proved undeveloped reserves to producing properties within five years of their initial proved booking.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. The procedures we performed to address this critical audit matter included:

(i)

Obtaining an understanding, evaluating the design and testing the operating effectiveness of controls over the Company’s process to calculate DD&A, including management’s controls over the completeness and accuracy of the financial data provided to the Company’s engineering technical team and independent petroleum engineering consulting firm for use in estimating the proved oil and gas reserves;

(ii)

Evaluating the significant assumptions used by management in developing these estimates, including future production, historical oil and gas prices, pricing differentials, and future development costs;

(iii)

Evaluating management’s development plan for compliance with the SEC rule that undrilled locations are scheduled to be drilled within five years, by assessing consistency of the development projections with the Company’s drill plan and the availability of capital relative to the drill plan;

(iv)

Utilizing the work of management’s specialists to evaluate the reasonableness of the estimates of proved oil and natural gas reserves. As a basis for this work, the specialists’ qualifications and objectivity were assessed, as well as the reasonableness of methods and assumptions used by the specialists. The procedures performed also included testing the data used by the specialists and evaluating the specialists’ findings. Evaluating the significant assumptions relating to the estimates of proved oil and natural gas reserves also involved obtaining evidence to support whether the assumptions used were consistent with the past performance of the Company, and whether they were consistent with evidence obtained in other areas of the audit;

(v)	Testing the inputs of and recalculating management’s DD&A calculation.

Acquisition of Chisholm Energy Operating, LLC and Chisholm Energy Agent, Inc (collectively “Chisholm”) - Valuation of Proved Oil and Natural Gas Properties

As described in Note 4 to the consolidated financial statements, $633.5 million was allocated to proved oil and natural gas properties related to the purchase price of Chisholm on February 15, 2022. As disclosed by management, the Company accounts for business combinations under the acquisition method of accounting. Accordingly, the Company recognizes amounts for identifiable assets acquired and liabilities assumed equal to their estimated acquisition date fair values. The fair value estimate of proved oil and natural gas properties as of an acquisition date was based on estimated proved oil and natural gas reserves and related future net cash flows discounted using a weighted average cost of capital, including estimates and assumptions of future commodity prices and costs, the timing of development activities, projections of oil and natural gas reserves and estimates to abandon and reclaim producing wells. As disclosed by management, the accuracy of the reserve estimates is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploration and development activities, recent commodity prices, operating costs and other factors. The estimates of oil and natural gas reserves have been developed by specialists, specifically petroleum engineers.

The principal considerations for our determination that performing procedures relating to the allocation and valuation of proved oil and natural gas properties acquired in the Chisholm acquisition is a critical audit matter are the (i) the significant judgment by management, including the use of specialists, when determining the fair value of the acquired oil and gas properties, which in turn led to (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to production volumes, future commodity prices and price differentials, lease operating costs, reserve risk adjustment factors, and the weighted average cost of capital; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. The primary procedures we performed to address this critical audit matter included:

(i)

Obtaining an understanding, evaluating the design and testing the operating effectiveness of controls over the Company’s process to determine the fair value of assets acquired in the business combination, including management’s controls over the completeness and accuracy of the financial data provided to the Company’s engineering technical team for use in estimating the proved oil and gas reserves used in the fair value calculation;

(ii)	Gaining an understanding of management’s process for developing the fair value measurement of proved natural gas and oil properties;

(iii)

Evaluating the appropriateness of the discounted cash flow model, which included testing the completeness and accuracy of underlying data used in the model; and evaluating significant assumptions used by management related to future production volumes, future commodity prices and price differentials, lease operating costs, risk adjustment factors, as well as the weighted average cost of capital. The evaluation of management’s assumption related to future commodity prices involved comparing the prices against observable market data. Professionals with specialized skill and knowledge were used to assist in the evaluation of the weighted average cost of capital assumption and the appropriateness of the discounted cash flow model;

(iv)	Evaluating the professional qualifications and objectivity of the Company’s engineer primarily responsible for overseeing the preparation of the reserve estimates by the internal engineering staff.

(v)

Assessing the competence, capability and objectivity of the outside valuation consultants engaged by the Company to measure the fair value of the acquired crude oil and natural gas properties including the valuation methodology selected.

/s/ Moss Adams LLP

Houston, Texas

March 8, 2023

We have served as the Company’s auditor since 2018.

EARTHSTONE ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$—	$4,013
Accounts receivable:
Oil, natural gas, and natural gas liquids revenues	161,531	50,575
Joint interest billings and other, net of allowance of $19 and $19 at December 31, 2022 and 2021, respectively	34,549	2,930
Derivative asset	31,331	1,348
Prepaid expenses and other current assets	18,854	2,549

Total current assets	246,265	61,415

Oil and gas properties, successful efforts method:
Proved properties	3,987,901	1,625,367
Unproved properties	282,589	222,025
Land	5,482	5,382

Total oil and gas properties	4,275,972	1,852,774

Accumulated depreciation, depletion and amortization	(619,196)	(395,625)

Net oil and gas properties	3,656,776	1,457,149
Other noncurrent assets:
Office and other equipment, net of accumulated depreciation of $5,273 and $4,547 at December 31, 2022 and 2021, respectively	5,394	1,986
Derivative asset	9,117	157
Operating lease right-of-use assets	4,569	1,795
Other noncurrent assets	15,280	33,865

TOTAL ASSETS	$3,937,401	$1,556,367

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$91,815	$31,397
Revenues and royalties payable	163,368	36,189
Accrued expenses	80,942	31,704
Asset retirement obligation	948	395
Derivative liability	14,053	45,310
Advances	7,312	4,088
Operating lease liability	842	681
Finance lease liability	802	—
Other current liabilities	16,202	851

Total current liabilities	376,284	150,615
Noncurrent liabilities:
Long-term debt	1,053,879	320,000
Asset retirement obligation	29,611	15,471
Derivative liability	—	571
Deferred tax liability	138,336	15,731
Operating lease liability	3,889	1,276
Finance lease liability	876	—
Other noncurrent liabilities	10,509	6,442

Total noncurrent liabilities	1,237,100	359,491

Commitments and Contingencies (Note 15)
Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; none issued or outstanding	—	—
Series A Convertible Preferred Stock, $0.001 par value, none authorized, issued or outstanding	—	—
Class A Common Stock, $0.001 par value, 200,000,000 shares authorized; 105,547,139 and 53,467,307 issued and outstanding at December 31, 2022 and 2021, respectively	106	53

Class B Common Stock, $0.001 par value, 50,000,000 shares authorized; 34,259,641 and 34,344,532 issued and outstanding at December 31, 2022 and 2021, respectively	34	34
Additional paid-in capital	1,346,463	718,181
Retained Earnings (accumulated deficit)	292,711	(159,774)

Total Earthstone Energy, Inc. equity	1,639,314	558,494
Noncontrolling interest	684,703	487,767

Total equity	2,324,017	1,046,261

TOTAL LIABILITIES AND EQUITY	$3,937,401	$1,556,367

The accompanying notes are an integral part of these consolidated financial statements.

EARTHSTONE ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2022	2021	2020
REVENUES
Oil	$1,114,343	$297,177	$120,355
Natural gas	303,846	50,809	8,567
Natural gas liquids	276,965	71,657	15,601

Total revenues	1,695,154	419,643	144,523

OPERATING COSTS AND EXPENSES
Lease operating expense	230,515	49,321	29,131
Production and ad valorem taxes	123,054	26,409	9,411
Rig idle and termination expense	—	—	426
Impairment expense	—	—	64,498
Depreciation, depletion and amortization	301,813	106,367	96,414
General and administrative expense	74,175	41,922	28,233
Transaction costs	8,248	4,875	622
Accretion of asset retirement obligation	2,652	1,065	307
Exploration expense	2,492	341	298

Total operating costs and expenses	742,949	230,300	229,340

Gain on sale of oil and gas properties, net	13,900	738	204
Income (loss) from operations	966,105	190,081	(84,613)
OTHER INCOME (EXPENSE)
Interest expense, net	(66,821)	(10,796)	(5,232)
(Loss) gain on derivative contracts, net	(125,107)	(116,761)	59,899
Other income, net	856	841	400

Total other (expense) income	(191,072)	(126,716)	55,067

Income (loss) before income taxes	775,033	63,365	(29,546)
Income tax (expense) benefit	(124,416)	(1,859)	112

Net income (loss)	650,617	61,506	(29,434)
Less: Net income (loss) attributable to noncontrolling interest	198,132	26,022	(15,887)

Net income (loss) attributable to Earthstone Energy, Inc.	$452,485	$35,484	$(13,547)

Net income (loss) per common share attributable to Earthstone Energy, Inc.:
Basic	$5.12	$0.75	$(0.45)
Diluted	$4.83	$0.71	$(0.45)
Weighted average common shares outstanding:
Basic	88,349,088	47,169,948	29,911,625
Diluted	96,328,217	49,952,093	29,911,625

The accompanying notes are an integral part of these consolidated financial statements.

EARTHSTONE ENERGY, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands, except share amounts)

		Issued Shares
	Series A Convertible Preferred Stock	Class A Common Stock	Class B Common Stock	Series A Convertible Preferred Stock	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Accumulated Deficit	Earthstone Energy, Inc. Equity	Noncontrolling Interest	Total Equity
At December 31, 2019	—	29,421,131	35,260,680	$—	$29	$35	$527,246	$(181,711)	$345,599	$490,152	$835,751

Stock-based compensation expense	—	—	—	—	—	—	10,054	—	10,054	—	10,054
Vesting of restricted stock units, net of taxes paid	—	670,981	—	—	1	—	(1)	—	—	—	—
Vested restricted stock units retained by the Company in exchange for payment of recipient mandatory tax withholdings	—	243,924	—	—	—	—	(835)	—	(835)	—	(835)
Cancellation of treasury shares	—	(243,924)	—	—	—	—	—	—	—	—	—
Class B Common Stock converted to Class A Common Stock	—	251,309	(251,309)	—	—	—	3,610	—	3,610	(3,610)	—
Net loss	—	—	—	—	—	—	—	(13,547)	(13,547)	(15,887)	(29,434)

At December 31, 2020	—	30,343,421	35,009,371	$—	$30	$35	$540,074	$(195,258)	$344,881	$470,655	$815,536
Stock-based compensation expense	—	—	—	—	—	—	9,132	—	9,132	—	9,132
Modification of performance units	—	—	—	—	—	—	(2,276)	—	(2,276)	—	(2,276)
Shares issued in connection with IRM Acquisition	—	12,719,594	—	—	13	—	76,559	—	76,572	—	76,572
Shares issued in connection with Tracker Acquisition	—	6,200,000	—	—	6	—	61,808	—	61,814	—	61,814
Shares issued in connection with Foreland Acquisition	—	2,611,111	—	—	2	—	28,119	—	28,121	—	28,121
Vesting of restricted stock units, net of taxes paid	—	928,342	—	—	1	—	(1)	—	—	—	—
Class A Shares retained by the Company in exchange for payment of recipient mandatory tax withholdings	—	453,483	—	—	—	—	(4,144)	—	(4,144)	—	(4,144)
Cancellation of treasury shares	—	(453,483)	—	—	—	—	—	—	—	—	—
Class B Common Stock converted to Class A Common Stock	—	664,839	(664,839)	—	1	(1)	8,910	—	8,910	(8,910)	—
Net income	—	—	—	—	—	—	—	35,484	35,484	26,022	61,506

At December 31, 2021	—	53,467,307	34,344,532	$—	$53	$34	$718,181	$(159,774)	$558,494	$487,767	$1,046,261
Stock-based compensation expense	—	—	—	—	—	—	16,733	—	16,733	—	16,733
Purchase of treasury shares	—	(3,000,000)	—	—	(3)	—	(43,934)	—	(43,937)	—	(43,937)
Preferred stock issuance	280,000	—	—	—	—	—	279,326	—	279,326	—	279,326
Conversion of preferred stock	(280,000)	25,225,225	—	—	25	—	(25)	—	—	—	—
Shares issued in connection with Chisholm Acquisition	—	19,417,476	—	—	19	—	249,495	—	249,514	—	249,514
Shares issued in connection with Bighorn Acquisition	—	5,650,977	—	—	6	—	77,752	—	77,758	—	77,758
Shares issued in connection with Titus Acquisition	—	3,857,015	—	—	4	—	53,570	—	53,574	—	53,574
Vesting of restricted stock units, net of taxes paid	—	844,248	—	—	2	—	(2)	—	—	—	—
Class A Shares retained by the Company in exchange for payment of recipient mandatory tax withholdings	—	429,547	—	—	—	—	(5,829)	—	(5,829)	—	(5,829)
Cancellation of Treasury shares	—	(429,547)	—	—	—	—	—	—	—	—	—
Class B Common Stock converted to Class A Common Stock	—	84,891	(84,891)	—	—	—	1,196	—	1,196	(1,196)	—
Net income	—	—	—	—	—	—	—	452,485	452,485	198,132	650,617

At December 31, 2022	—	105,547,139	34,259,641	—	106	34	1,346,463	292,711	1,639,314	684,703	2,324,017

The accompanying notes are an integral part of these consolidated financial statements.

EARTHSTONE ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net income (loss)	$650,617	$61,506	$(29,434)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of proved and unproved oil and gas properties	—	—	46,878
Depreciation, depletion and amortization	301,813	106,367	96,414
Accretion of asset retirement obligations	2,652	1,065	307
Impairment of goodwill	—	—	17,620
Gain on sale of oil and gas properties, net	(13,900)	(738)	(204)
Gain on sale of office and other equipment	(321)	(140)	—
Settlement of asset retirement obligations	(910)	(185)	(195)
Total loss (gain) on derivative contracts, net	125,107	116,761	(59,899)
Operating portion of net cash (paid) received in settlement of derivative contracts	(195,876)	(75,966)	56,044
Stock-based compensation	35,369	21,014	10,054
Deferred income taxes	122,605	1,859	(657)
Amortization of deferred financing costs	5,529	856	322
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(168,314)	(19,061)	11,914
(Increase) decrease in prepaid expenses and other current assets	(16,282)	58	(203)
Increase (decrease) in accounts payable and accrued expenses	68,726	9,293	481
Increase (decrease) in revenues and royalties payable	98,840	5,985	(8,323)
Increase (decrease) in advances	3,224	2,200	(9,617)

Net cash provided by operating activities	1,018,879	230,874	131,502

Cash flows from investing activities:
Acquisition of oil and gas properties (net of cash acquired)	(1,523,813)	(311,324)	—
Additions to oil and gas properties	(491,836)	(114,521)	(88,097)
Additions to office and other equipment	(2,133)	(1,365)	(114)
Proceeds from sale of oil and gas properties	49,546	975	414

Net cash used in investing activities	(1,968,236)	(426,235)	(87,797)

Cash flows from financing activities:
Proceeds from borrowings under Credit Agreement	3,096,013	744,132	136,056
Repayments of borrowings under Credit Agreement	(3,145,877)	(539,132)	(191,056)
Proceeds from issuance of 8% Senior Notes due 2027, net	537,256	—	—
Proceeds from term loan	244,191	—	—
Proceeds from issuance Series A Convertible Preferred Stock, net of offering costs of $674	279,326	—	—
Cash paid to repurchase Class A Common Stock	(43,937)	—	—
Cash paid related to the exchange and cancellation of Class A Common Stock	(5,829)	(4,144)	(836)
Cash paid for finance leases	(649)	(70)	(130)
Deferred financing costs	(15,150)	(2,906)	(67)

Net cash provided by (used in) financing activities	945,344	197,880	(56,033)

Net increase (decrease) in cash	(4,013)	2,519	(12,328)
Cash at beginning of period	4,013	1,494	13,822

Cash at end of period	$—	$4,013	$1,494

Supplemental disclosures of cash flow information (Note 19)

The accompanying notes are an integral part of these consolidated financial statements.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and together with its consolidated subsidiaries, the “Company”), is a growth-oriented independent oil and natural gas development and production company. In addition, the Company is active in corporate mergers and the acquisition of oil and natural gas properties that have production and future development opportunities. The Company’s operations are all in the up-stream segment of the oil and natural gas industry and all its properties are onshore in the United States.

Earthstone is the sole managing member of Earthstone Energy Holdings, LLC, a Delaware limited liability company (together with its wholly-owned consolidated subsidiaries, “EEH”), with a controlling interest in EEH. Earthstone, together with its wholly-owned subsidiary, Lynden Energy Corp., a corporation organized under the laws of British Columbia (“Lynden Corp”), and Lynden Corp’s wholly-owned consolidated subsidiary, Lynden USA Inc. (“Lynden US”), collectively own a 75.5% interest in EEH. The Company consolidates the financial results of EEH and presents a noncontrolling interest in the Consolidated Financial Statements representing the economic interests of EEH’s members other than Earthstone and Lynden US. Each of the outstanding shares of Class A common stock, $0.001 par value per share of Earthstone (the “Class A Common Stock”), has a corresponding unit of limited liability company interests denominated as a common unit in EEH (an “EEH Unit”). Each of the outstanding shares of Class B common stock, $0.001 par value per share of Earthstone (the “Class B Common Stock”), has a corresponding EEH Unit and collectively represent the noncontrolling interests in the Consolidated Financial Statements.

At any time, at the holder’s discretion, a holder of an EEH Unit may receive a share of Class A Common Stock in exchange for an EEH Unit and a corresponding share of Class B Common Stock, resulting in the immediate cancellation of both the EEH Unit and share of Class B Common Stock exchanged. As of December 31, 2022, outstanding common shares of Earthstone, along with the equal number of corresponding outstanding EEH Units, were approximately 139.8 million, consisting of 105.5 million shares of Class A Common Stock and 34.3 million shares of Class B Common Stock.

Note 2. Noncontrolling Interest

Noncontrolling Interest represents EEH Units held by members of EEH other than Earthstone and Lynden US and is presented as a component of equity in the Consolidated Balance Sheets as of December 31, 2022 and 2021, as well as an adjustment to Net income in the Consolidated Statements of Operations for the years ended December 31, 2022 and 2021. Pursuant to governing EEH agreements, the noncontrolling members have no direct participation in the operations of EEH.

Earthstone consolidates the financial results of EEH and its subsidiaries, and presents a noncontrolling interest for the economic interest in Earthstone held by members of EEH other than Earthstone and Lynden US, and represented by outstanding shares of Class B Common Stock. Net income attributable to noncontrolling interest in the Consolidated Statements of Operations for the year ended December 31, 2022 represents the portion of net income attributable to the economic interest in the Company held by members of EEH other than Earthstone and Lynden US. The noncontrolling interest in the Consolidated Balance Sheet as of December 31, 2022 represents the portion of net assets of the Company attributable to members of EEH other than Earthstone and Lynden US.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents the changes in noncontrolling interest for the year ended December 31, 2022:

	EEH Units Held By Earthstone and Lynden US	%	EEH Units Held By Others	%	Total EEH Units Outstanding
As of December 31, 2021	53,467,307	60.9%	34,344,532	39.1%	87,811,839
EEH Units issued in connection with the Chisholm Acquisition	19,417,476		—		19,417,476
EEH Units issued in connection with the Bighorn Acquisition	5,650,977		—		5,650,977
EEH Units issued in connection with the Conversion of Preferred Stock	25,225,225		—		25,225,225
EEH Units issued in connection with the Titus Acquisition	3,857,015		—		3,857,015
EEH Units and shares of Class B Common Stock exchanged for shares of Class A Common Stock	84,891		(84,891)		—
EEH Units issued in connection with the vesting of restricted stock units	844,248		—		844,248
EEH Units cancelled in connection with the share repurchase	(3,000,000)		—		(3,000,000)

As of December 31, 2022	105,547,139	75.5%	34,259,641	24.5%	139,806,780

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts and balances of the Company and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All intercompany accounts and transactions, including revenues and expenses, are eliminated in consolidation.

Use of Estimates

The preparation of the Company’s Consolidated Financial Statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the respective reporting periods then ended.

Estimated quantities of crude oil, natural gas and natural gas liquids reserves are the most significant of the Company’s estimates. All reserve data used in the preparation of the Consolidated Financial Statements, as well as included in Note 20. Supplemental Information On Oil And Gas Exploration And Production Activities (Unaudited), are based on estimates. Reservoir engineering is a subjective process of estimating underground accumulations of crude oil, natural gas and natural gas liquids. There are numerous uncertainties inherent in estimating quantities of proved crude oil, natural gas and natural gas liquids reserves. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, reserve estimates may be different from the quantities of crude oil, natural gas and natural gas liquids that are ultimately recovered.

Other items subject to estimates and assumptions include, but are not limited to, the carrying amounts of property, plant and equipment, asset retirement obligations, valuation allowances for deferred income tax assets, valuation of derivative instruments and valuation of certain performance-based restricted stock unit awards. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. The volatility of commodity prices results in increased uncertainty inherent in such estimates and assumptions. See Note 20. Supplemental Information On Oil and Gas Exploration and Production Activities (Unaudited).

Although management believes these estimates are reasonable, actual results may differ from estimates and assumptions of future events and these revisions could be material. Future production may vary materially from estimated oil and natural gas proved reserves. Actual future prices may vary significantly from price assumptions used for determining proved reserves and for financial reporting.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accounts Receivable

Accounts receivable include estimated amounts due from crude oil, natural gas, and natural gas liquids purchasers, other operators for which the Company holds an interest, and from non-operating working interest owners. Accrued crude oil, natural gas, and natural gas liquids sales from purchasers and operators consist of accrued revenues due under normal trade terms, generally requiring payment within 60 days of production. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings.

An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. Accounts deemed uncollectible are charged to the allowance.

Provisions for bad debts and recoveries on accounts previously charged off are added to the allowance. The Company routinely assesses the recoverability of all material trade receivables and other receivables to determine their collectability. Allowance for uncollectible accounts receivable was $0.02 million and $0.02 million at December 31, 2022 and 2021, respectively.

Derivative Instruments

The Company utilizes derivative instruments in order to manage exposure to risks associated with fluctuating commodity prices and interest rates. The Company recognizes all derivatives as either assets or liabilities, measured at fair value, and recognizes changes in the fair value of derivatives in current earnings. The Company has elected to not designate any of its positions under the hedge accounting rules. Accordingly, these derivative contracts are mark-to-market and any changes in the estimated values of derivative contracts held at the balance sheet date are recognized in (Loss) gain on derivative contracts, net in the Consolidated Statements of Operations as unrealized gains or losses on derivative contracts. Realized gains or losses on derivative contracts are also recognized in (Loss) gain on derivative contracts, net in the Consolidated Statements of Operations.

Oil and Natural Gas Properties

The method of accounting for oil and natural gas properties determines what costs are capitalized and how these costs are ultimately matched with revenues and expenses. The Company uses the successful efforts method of accounting for oil and natural gas properties. For more information see Note 8. Oil and Natural Gas Properties.

Office and Other Equipment

Office and other equipment primarily includes leasehold improvements, vehicles, computer equipment and software, office furniture and fixtures and field equipment. These items are recorded at cost, or fair value if acquired, and are depreciated using the straight-line method based on expected lives of the individual assets or group of assets ranging from two years to 10 years. The Company had office and other equipment of $5.4 million and $2.0 million, net of accumulated depreciation and amortization of $5.3 million and $4.5 million, at December 31, 2022 and 2021, respectively. During the years ended December 31, 2022, 2021 and 2020, the Company recognized depreciation expense of $1.3 million, $0.7 million and $0.5 million, respectively. See separate finance lease disclosures in Note 18. Leases.

Noncontrolling Interest

Noncontrolling Interest represents third-party equity ownership of EEH and is presented as a component of equity in the Consolidated Balance Sheets as of December 31, 2022 and 2021, as well as an adjustment to Net income in the Consolidated Statements of Operations for the years ended December 31, 2022 and 2021. As of December 31, 2022, Earthstone and Lynden US owned a 75.5% membership interest in EEH while Bold Energy Holdings, LLC (“Bold Holdings”), the noncontrolling third-party, or its permitted transferees, owned the remaining 24.5%. See further discussion in Note 2. Noncontrolling Interest.

Segment Reporting

Operating segments are components of an enterprise that (i) engage in activities from which it may earn revenues and incur expenses (ii) for which separate operational financial information is available and is regularly evaluated by the chief operating decision maker for the purpose of allocating resources and assessing performance.

Based on the Company’s organization and management, it has only one reportable operating segment, which is oil and natural gas exploration and production.

Comprehensive Income

The Company has no elements of comprehensive income other than net income.

Asset Retirement Obligations

Asset retirement obligations associated with the retirement of long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The cost of the asset, including the asset retirement cost, is depreciated over the useful life of the asset. Asset retirement obligations are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of asset retirement obligations change, an adjustment is recorded to both the asset retirement obligations and the long-lived asset. Revisions to estimated asset retirement obligations can result from changes in retirement cost estimates, revisions to estimated inflation rates, and changes in the estimated timing of abandonment. For further discussion, see Note 13. Asset Retirement Obligations.

Business Combinations

The Company accounts for its acquisitions of oil and gas properties not commonly controlled in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which, among other things, requires the Company to determine if an asset or a business has been acquired. If the Company determines an asset(s) has been acquired, the asset(s) acquired, as well as any liabilities assumed, are measured and recorded at the acquisition date cost. If the Company determines a business has been acquired, the assets acquired and liabilities assumed are measured and recorded at their fair values as of the acquisition date, recording goodwill for amounts paid in excess of fair value.

Revenue Recognition

The Company’s revenues are comprised solely of revenues from customers and include the sale of oil, natural gas and natural gas liquids. The Company believes that the disaggregation of revenue into these three major product types, as presented in the Consolidated Statements of Operations, appropriately depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors based on its single geographic region. Revenues are recognized when the recognition criteria of ASC 606 “Revenue from Contracts with Customers,” (“ASC 606”) are met, which generally occurs at a point in time when production is sold to a purchaser at a determinable price, delivery has occurred, control has transferred and collection of the revenue is probable. The Company fulfills its performance obligations under its customer contracts through delivery of oil, natural gas and natural gas liquids and revenues are recorded on a monthly basis and the Company receives payment from one to three months after delivery. Generally, each unit of product represents a separate performance obligation. The prices received for oil, natural gas and natural gas liquids sales under the Company’s contracts are generally derived from stated market prices which are then adjusted to reflect deductions including transportation, fractionation and processing. As a result, revenues from the sale of oil, natural gas and natural gas liquids will decrease if market prices decline. The sales of oil, natural gas and natural gas liquids, as presented on the Consolidated Statements of Operations, represent the Company’s share of revenues net of royalties and excluding revenue interests owned by others. When selling oil, natural gas and natural gas liquids on behalf of royalty or working interest owners, the Company is acting as an agent and thus reports the revenue on a net basis. To the extent actual volumes and prices of oil and natural gas sales are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded. Variances between the Company’s estimated revenue and actual payment are recorded in the month the payment is received. Historically, however, differences have been insignificant.

At the end of each month when the performance obligation is satisfied, the variable consideration can be reasonably estimated and amounts due from customers are recorded in “Accounts receivable: oil, natural gas, and natural gas liquids revenues” in the Consolidated Balance Sheets. As of December 31, 2022 and 2021, amounts receivable from contracts with customers were $161.5 million and $50.6 million, respectively. Taxes assessed by governmental authorities on oil, natural gas and natural gas liquid sales are presented separately from such revenues in the Consolidated Statements of Operations.

Oil Sales

Oil production is transported from the wellhead to tank batteries or delivery points through flow-lines or gathering systems. Purchasers of the oil take delivery at (i) the tank batteries and transport the oil by truck, or (ii) at a pipeline delivery point and the Company collects a market price, net of pricing differentials. Revenue is recognized when control transfers to the purchaser at the net price received by the Company. Starting in October 2019, certain of the Company’s oil sales activity involves buy/sell arrangements that effect a change in location with required repurchase of oil at a delivery point. Because the Company acts as the agent in these transactions, the buy/sell activity is recorded on a net basis and the residual transportation fee is included in Lease operating expenses in the Consolidated Statements of Operations.

Natural Gas and Natural Gas Liquid Sales

Under the Company’s natural gas sales arrangements, the purchaser takes control of wet gas at a delivery point near the wellhead or at the inlet of the purchaser’s processing facility. The purchaser gathers and processes the wet gas and remits proceeds to the Company for the resulting natural gas and natural gas liquid sales. Based on the nature of these arrangements, the Company is the agent and the purchaser is the Company’s customer, thus, the Company recognizes natural gas and natural gas liquid sales based on the net amount of proceeds received from the purchaser.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Imbalances

The Company recognizes revenue for all oil, natural gas and natural gas liquid sold to purchasers regardless of whether the sales are proportionate to the Company’s ownership interest in the property. Production imbalances are recognized as a liability to the extent an imbalance on a specific property exceeds the Company’s share of remaining proved oil, natural gas liquid and natural gas reserves. The Company is also subject to natural gas pipeline imbalances, which are recorded as accounts receivable or payable at values consistent with contractual arrangements with the owner of the pipeline. The Company had no imbalances as of December 31, 2022 or 2021.

Contract Balances

Under the Company’s product sales contracts, the Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC 606.

Transaction Price Allocated to Remaining Performance Obligations

Substantially all of the Company’s product sales are short-term in nature, with a contract term of one year or less. For these contracts, the Company has utilized the practical expedient in ASC 606 which exempts the Company from the requirements to disclose the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

For the Company’s product sales that have a contract term greater than one year, the Company has utilized the practical expedient in ASC 606 which states the Company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under these contracts, each unit of product generally represents a separate performance obligation; therefore, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Prior-Period Performance Obligations

The Company records revenue in the month that product is delivered to the purchaser. Settlement statements for certain natural gas and natural gas liquids sales, however, may not be received for 30 to 90 days after the date the product is delivered, and as a result the Company is required to estimate the amount of product delivered to the purchaser and the price that will be received for the sale of the product. In these situations, the Company records the differences between its estimates and the actual amounts received for product sales in the month that payment is received from the purchaser. Any identified differences between the Company’s revenue estimates and actual revenue received have historically been insignificant. For the years ended December 31, 2022 and 2021, revenue recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material.

Concentration of Credit Risk

Credit risk represents the actual or perceived financial loss that the Company would record if its purchasers, operators, or counterparties failed to perform pursuant to contractual terms.

The purchasers of the Company’s oil, natural gas, and natural gas liquids production consist primarily of independent marketers, major oil and natural gas companies and natural gas pipeline companies. Historically, the Company has not experienced any significant losses from uncollectible accounts. In the year ended December 31, 2022, three purchasers accounted for 21%, 20% and 14%, respectively, of the Company’s oil, natural gas, and natural gas liquids revenues. In the year ended December 31, 2021, two purchasers accounted for 34% and 13%, respectively, of the Company’s oil, natural gas, and natural gas liquids revenues. In the year ended December 31, 2020, three purchasers accounted for 32%, 15% and 12%, respectively, of the Company’s oil, natural gas, and natural gas liquids revenues. No other purchaser accounted for 10% or more of the Company’s oil, natural gas, and natural gas liquids revenues during the years ended December 31, 2022, 2021 or 2020. Additionally, at December 31, 2022, four purchasers accounted for 21%, 19% , 18% and 14%, respectively, of the Company’s oil, natural gas and natural gas liquids receivables. At December 31, 2021, three purchasers accounted for 26%, 21% and 12%, respectively, of the Company’s oil, natural gas, and natural gas liquids receivables. No other purchaser accounted for 10% or more of the Company’s oil, natural gas, and natural gas liquids receivables at December 31, 2022 and 2021.

The Company holds working interests in oil and natural gas properties for which a third-party serves as operator. The operator sells the oil, natural gas, and natural gas liquids to the purchaser, collects the cash, and distributes the cash to the Company. In the year ended December 31, 2022, one operator distributed 8% of the Company’s oil, natural gas and natural gas liquids revenues. In the year ended December 31, 2021 one operator distributed 13% of the Company’s oil, natural gas and natural gas liquids revenues. In the year ended December 31, 2020, one operator distributed 15% of the Company’s oil, natural gas and natural gas liquids revenues.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The derivative instruments of the Company are with a small number of counterparties and, from time-to-time, may represent material assets in the Consolidated Balance Sheets. It is our policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive. At December 31, 2022, the Company had a net derivative asset position of $26.4 million. At December 31, 2021, the Company had a net derivative liability position of $44.4 million.

The Company regularly maintains its cash in bank deposit accounts. Balances held by the Company at its banks typically exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to the amounts of deposit in excess of FDIC insurance coverage.

Stock-Based Compensation

The Company recognized stock-based compensation expense associated with restricted stock units, which include both time- and performance-based awards. The Company accounts for forfeitures of equity-based incentive awards as they occur. Stock-based compensation expense related to time-based restricted stock units is based on the price of the Class A Common Stock on the grant date and recognized over the vesting period using the straight-line method. The Company classifies grants to be settled in shares as equity awards and awards to be settled in cash a liability awards. The Company accounts for these awards based on a grant date Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes fair value based on the most likely outcome, and is recognized over the vesting period using the straight-line method. The fair value of the liability awards is updated on a quarterly basis. See Note 11. Stock-Based Compensation for further details.

Income Taxes

The Company is a U.S. company operating in Texas and New Mexico, as of December 31, 2022, and includes one foreign legal entity, Lynden Corp, which is a Canadian company. Consequently, the Company’s tax provision is based upon the tax laws and rates in effect in the applicable jurisdiction in which its operations are conducted and income is earned. The income tax rates imposed and methods of computing taxable income in these jurisdictions vary. Therefore, as a part of the process of preparing the Consolidated Financial Statements, the Company is required to estimate the income taxes in each of these jurisdictions. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation, amortization and certain accrued liabilities for tax and accounting purposes. The Company’s effective tax rate for financial statement purposes will continue to fluctuate from year to year as its operations are conducted in different taxing jurisdictions.

The Company records an income tax provision consistent with its status as a corporation. The Company’s corporate structure requires the filing of two separate consolidated U.S. Federal income tax returns and one Canadian income tax return resulting from Earthstone’s acquisition of Lynden Corp in May 2016 (the “Lynden Arrangement”) that includes Lynden US, Earthstone, and Lynden Corp. As such, taxable income of Earthstone cannot be offset by tax attributes, including net operating losses, of Lynden US, nor can taxable income of Lynden US be offset by tax attributes of Earthstone. Earthstone and Lynden US record a tax provision, respectively, for their share of the book income or loss of EEH, net of the noncontrolling interest, as well as any standalone income or loss generated by each company. As EEH is treated as a partnership for U.S. Federal income tax purposes, it is not subject to income tax at the federal level and only recognizes the Texas Margin Tax.

The Company’s deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities reported in the Consolidated Balance Sheets. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2022 and 2021, the Company has recorded a valuation allowance for its deferred tax assets in the Consolidated Balance Sheets.

The Company applies the accounting standards related to uncertainty in income taxes. This accounting guidance clarifies the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the Consolidated Financial Statements. It requires that the Company recognize in the Consolidated Financial Statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. It also provides guidance on measurement, classification, interest, penalties and disclosure. The Company’s tax positions related to its pass-through status and state income tax liability, including deductibility of expenses, have been reviewed by the Company’s management and they believe those positions would more likely than not be sustained upon examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions at December 31, 2022 or 2021.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Recently Issued Accounting Standards

Reference Rate Reform - In March 2020, the FASB issued an update that provides optional guidance for a limited period of time to ease the transition from LIBOR to an alternative reference rate. The ASU intends to address certain concerns relating to accounting for contract modifications and hedge accounting. The Company amended its credit facility on January 30, 2022, which, among other things, provided mechanics relating to the transition from LIBOR to a benchmark replacement rate. The transition from LIBOR did not have a material impact on the Company’s consolidated financial statements.

Note 4. Acquisitions and Divestitures

The initial accounting for acquisitions and divestitures may not be complete and adjustments to provisional amounts, or recognition of additional assets acquired or liabilities assumed, may occur as additional information is obtained about the facts and circumstances that existed as of the acquisition dates.

Titus Acquisition

On June 27, 2022, Earthstone and EEH, as buyer, and Titus Oil & Gas Production, LLC, a Delaware limited liability company, Titus Oil & Gas Corporation, a Delaware corporation, Lenox Minerals, LLC, a Delaware limited liability company and Lenox Mineral Title Holdings, Inc., a Delaware corporation (collectively, “Titus I”), as seller, entered into a purchase and sale agreement (the “Titus I Purchase Agreement”) which provided that EEH or its designated wholly-owned subsidiary would acquire (the “Titus I Acquisition”) interests in oil and gas leases and related property of Titus I located in the Northern Delaware Basin of New Mexico (the “Titus I Assets”). Also on June 27, 2022, Earthstone and EEH, as buyer, and Titus Oil & Gas Production II, LLC, a Delaware limited liability company, Lenox Minerals II, LLC, a Delaware limited liability company and Lenox Mineral Holdings II, Inc., a Delaware limited liability company (collectively, “Titus II” and together with Titus I, “Titus”), as seller, entered into a purchase and sale agreement (the “Titus II Purchase Agreement” and together with the Titus I Purchase Agreement, the “Titus Purchase Agreements”) which provided that EEH or its designated wholly-owned subsidiary would acquire (the “Titus II Acquisition” and together with the Titus I Acquisition, the “Titus Acquisition”) interests in oil and gas leases and related property of Titus II located in the Northern Delaware Basin of New Mexico (the “Titus II Assets” and together with the Titus I Assets, the “Titus Assets”).

On August 10, 2022, the transactions contemplated in the Titus Purchase Agreements were consummated whereby EEH acquired the Titus Assets for aggregate consideration of approximately $567.7 million in cash, net of customary purchase price adjustments, and 3,857,015 shares of Class A Common Stock.

The Titus Acquisition was accounted for as an asset acquisition. The fair value of the consideration paid by us and allocation of that amount to the underlying assets acquired, on a relative fair value basis, was recorded on our books as of the date of the closing of the Titus Acquisition. Additionally, costs directly related to the Titus Acquisition were capitalized as a component of the purchase price. The consideration transferred, fair value of assets acquired and liabilities assumed by the Company were recorded as follows (in thousands, except share amounts and stock price):

Consideration:
Shares of Class A Common Stock issued	3,857,015
Class A Common Stock price as of August 10, 2022	$13.89

Class A Common Stock consideration	53,574
Cash consideration	566,532
Direct transaction costs (1)	1,144

Total consideration transferred	$621,250

Fair value of assets acquired:
Oil and gas properties	$625,017

Amount attributable to assets acquired	$625,017

Fair value of liabilities assumed:
Current liabilities	$2,853
Noncurrent liabilities - ARO	914

Amount attributable to liabilities assumed	$3,767

(1)	Represents $1.1 million of transaction costs associated with the Titus Acquisition which have been capitalized in accordance with ASC 805-50.

Bighorn Acquisition

On January 30, 2022, Earthstone, EEH, as buyer, and Bighorn Asset Company, LLC, a Delaware limited liability company (“Bighorn”), as seller, entered into a purchase and sale agreement (the “Bighorn Agreement”). Pursuant to the Bighorn Agreement, EEH acquired (the “Bighorn Acquisition”) interests in oil and gas leases and related property of Bighorn located in the Midland Basin, Texas (the “Bighorn Assets”).

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On April 14, 2022, Earthstone, EEH and Bighorn consummated the transactions contemplated in the Bighorn Agreement whereby EEH acquired the Bighorn Assets for aggregate consideration of approximately $628.2 million in cash, net of customary purchase price adjustments, and 5,650,977 shares of Class A Common Stock.

The Bighorn Acquisition was accounted for as an asset acquisition. The fair value of the consideration paid by us and allocation of that amount to the underlying assets acquired, on a relative fair value basis, was recorded on our books as of the date of the closing of the Bighorn Acquisition. Additionally, costs directly related to the Bighorn Acquisition were capitalized as a component of the purchase price. The consideration transferred, fair value of assets acquired and liabilities assumed by the Company were recorded as follows (in thousands, except share amounts and stock price):

Consideration:
Shares of Class A Common Stock issued	5,650,977
Class A Common Stock price as of April 14, 2022	$13.76

Class A Common Stock consideration	$77,757
Cash consideration	625,842
Direct transaction costs (1)	2,347

Total consideration transferred	$705,946

Fair value of assets acquired:
Current assets	$769
Oil and gas properties	746,116

Amount attributable to assets acquired	$746,885

Fair value of liabilities assumed:
Suspense payable	$25,710
Other current liabilities	2,035
Noncurrent liabilities - ARO	13,194

Amount attributable to liabilities assumed	$40,939

(1)	Represents $2.4 million of transaction costs associated with the Bighorn Acquisition which have been capitalized in accordance with ASC 805-50.

Chisholm Acquisition

As part of the execution of its growth strategy to further increase its scale, on December 15, 2021, Earthstone, EEH, as buyer, Chisholm Energy Operating, LLC (“OpCo”) and Chisholm Energy Agent, Inc. (“Agent” and collectively with OpCo, “Chisholm”), collectively as seller, entered into a Purchase and Sale Agreement (the “Chisholm Agreement”), which provided that EEH would acquire (the “Chisholm Acquisition”) interests in oil and gas leases and related property of Chisholm located in Lea County and Eddy County, New Mexico (the “Chisholm Assets”).

On February 15, 2022, Earthstone, EEH and Chisholm consummated the transactions contemplated in the Chisholm Agreement whereby EEH acquired the Chisholm Assets for aggregate consideration consisting of: (i) approximately $314.0 million in cash, net of customary purchase price adjustments, paid at the closing of the Chisholm Acquisition, (ii) $70 million in cash paid on April 15, 2022 and (iii) 19,417,476 shares of Class A Common Stock. The fair value of each share of Class A Common Stock was determined using the closing sales price of $12.85 per share on February 15, 2022. A Significant Shareholder, as identified below, was the majority owner of Chisholm as of the closing of the Chisholm Acquisition. See Note 14. Related Party Transactions, for further discussion.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Chisholm Acquisition has been accounted for as a business combination using the acquisition method of accounting, with Earthstone identified as the acquirer. The consideration transferred, fair value of assets acquired and liabilities assumed by Earthstone were recorded as follows (in thousands, except share amounts and stock price):

Consideration:
Shares of Class A Common Stock issued	19,417,476
Class A Common Stock price as of February 15, 2022	$12.85

Class A Common Stock consideration	$249,515
Cash consideration	383,976

Total consideration transferred	$633,491

Fair value of assets acquired:
Oil and gas properties	$642,485

Amount attributable to assets acquired	$642,485

Fair value of liabilities assumed:
Other current liabilities	$3,023
Asset retirement obligation - noncurrent	5,971

Amount attributable to liabilities assumed	$8,994

IRM Acquisition

As part of the execution of its growth strategy to further increase its scale, on January 7, 2021, the Company completed the acquisition (the “IRM Acquisition”) of all of the issued and outstanding limited liability company interests in Independence Resources Management, LLC (“IRM”) and certain wholly owned subsidiaries for consideration consisting of (i) net cash of approximately $140.5 million and (ii) 12,719,594 shares of Class A Common Stock. The fair value of each share of Class A Common Stock was determined using the closing price of $6.02 per share on January 7, 2021. The purchase agreement contained customary representations and warranties for transactions of this nature. The Company obtained representation and warranty insurance to provide coverage in the event of certain breaches of representations and warranties of the seller contained in the purchase agreement, which are subject to various exclusions, deductibles and other terms and conditions set forth therein.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The IRM Acquisition was accounted for as a business combination using the acquisition method of accounting, with Earthstone identified as the acquirer. The consideration transferred, fair value of assets acquired and liabilities assumed by Earthstone were recorded as follows (in thousands, except share amounts and stock price):

Consideration:
Shares of Class A Common Stock issued	12,719,594
Class A Common Stock price as of January 7, 2021	$6.02

Class A Common Stock consideration	$76,572
Cash consideration	140,507

Total consideration transferred	$217,079

Fair value of assets acquired:
Cash	$4,763
Other current assets	11,524
Oil and gas properties	224,112
Other non-current assets	252

Amount attributable to assets acquired	$240,651

Fair value of liabilities assumed:
Derivative liability	$10,177
Other current liabilities	5,196
Asset retirement obligation - noncurrent	8,199

Amount attributable to liabilities assumed	$23,572

Tracker/Sequel Acquisitions

On March 31, 2021, Earthstone, EEH, Tracker Resource Development III, LLC, a Delaware limited liability company (“Tracker Opco”), and TRD III Royalty Holdings (TX), LP, a Delaware limited partnership (“RoyaltyCo” and collectively with Tracker Opco, “Tracker”), entered into a purchase and sale agreement (the “Tracker Agreement”), which provided that EEH would acquire (the “Tracker Acquisition”) interests in oil and gas leases and related property of Tracker located in Irion County, Texas (the “Tracker Assets”). Also on March 31, 2021, Earthstone, EEH, SEG-TRD LLC, a Delaware limited liability company (“SEG-I”), and SEG-TRD II LLC, a Delaware limited liability company (“SEG-II” and collectively with SEG-I, “Sequel”) entered into a purchase and sale agreement (the “Sequel Agreement” and collectively with the Tracker Agreement, the “Tracker/Sequel Purchase Agreements”), which provided that EEH would acquire (the “Sequel Acquisition” and collectively with the Tracker Acquisition, the “Tracker/Sequel Acquisitions”) certain well-bore interests and related equipment (the “Sequel Assets”).

On July 20, 2021, Earthstone, EEH and Tracker consummated the transactions contemplated in the Tracker Agreement. At the closing of the Tracker Agreement, among other things, EEH acquired the Tracker Assets for aggregate consideration consisting of: (i) $18.8 million in cash, net of customary purchase price adjustments, and (ii) 4.7 million shares of Class A Common Stock. Also, on July 20, 2021, Earthstone, EEH and Sequel consummated the transactions contemplated in the Sequel Agreement. At the closing of the Sequel Agreement, among other things, EEH acquired the Sequel Assets for aggregate consideration consisting of: (i) $41.4 million in cash, net of customary purchase price adjustments, and (ii) 1.5 million shares of Class A Common Stock. The Significant Shareholder, as described in the Note referenced below, owned approximately 49% of Tracker as of the closing of the Tracker Acquisition. See Note 14. Related Party Transactions, for further discussion.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In accordance with ASC Topic 805, Business Combinations (referred to as “ASC 805”), the Tracker/Sequel Acquisitions have been accounted for as asset acquisitions. The consideration transferred, fair value of assets acquired and liabilities assumed by Earthstone were recorded as follows (in thousands, except share amounts and stock price):

Total
Consideration:
Shares of Earthstone Class A Common Stock issued	6,200,000
Earthstone Class A Common Stock price as of July 20, 2021	$9.97

Class A Common Stock consideration	$61,814
Cash consideration (1)	60,159
Direct transaction costs (2)	1,715

Total consideration transferred	$123,688

Fair value of assets acquired:
Oil and gas properties	$124,288

Amount attributable to assets acquired	$124,288

Fair value of liabilities assumed:
Noncurrent liabilities - ARO	$600

Amount attributable to liabilities assumed	$600

(1)	Includes customary purchase price adjustments.
(2)	Represents $1.7 million of transaction costs associated with the Tracker Acquisition and the Sequel Acquisition that have been capitalized in accordance with ASC 805-50.

The following unaudited supplemental pro forma condensed results of operations present consolidated information as though the Chisholm Acquisition and IRM Acquisition had been completed as of January 1, 2021. The unaudited supplemental pro forma financial information was derived from the historical consolidated and combined statements of operations for Chisholm, IRM and Earthstone and adjusted to include depletion expense applied to the adjusted basis of the properties acquired. These unaudited supplemental pro forma results of operations are provided for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by the Company for the periods presented or that may be achieved by the Company in the future. Future results may vary significantly from the results reflected in this unaudited pro forma financial information (in thousands, except per share amounts):

	Years Ended December 31,
	2022	2021
Revenue	$1,731,159	$637,803
Income (loss) before taxes	$795,447	$(63,479)
Net income (loss)	$671,031	$(65,339)
Less: Net income (loss) attributable to noncontrolling interest	$204,349	$(27,644)
Net income (loss) attributable to Earthstone Energy, Inc.	$466,682	$(37,695)
Pro forma net income (loss) per common share attributable to Earthstone Energy, Inc.:
Basic	$5.14	$(0.56)
Diluted	$4.85	$(0.54)

The Company has included in its Consolidated Statements of Operations, revenues of $300.0 million and operating expenses of $131.5 million for the period from February 15, 2022 to December 31, 2022 related to the Chisholm Acquisition. During the year ended December 31, 2022, the Company recorded $10.7 million of legal and professional fees related to the Chisholm Acquisition which are included in Transaction costs in the Consolidated Statements of Operations.

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant inputs to the valuation of oil and gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) future plugging and abandonment costs, (v) estimated future cash flows, and (vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates and are the most sensitive and subject to change.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Eagle Ford Acquisitions

In May and June 2021, the Company completed acquisitions of working interests in certain assets it operates located in southern Gonzales County, Texas (collectively, the “Eagle Ford Acquisitions”) from four separate sellers. The aggregate purchase price of the Eagle Ford Acquisitions was approximately $45.2 million. One of the four separate sellers was a related party. See Note 14. Related Party Transactions for further discussion. The Eagle Ford Acquisitions have been accounted for as asset acquisitions in accordance with ASC 805. The preliminary allocation of each purchase was based upon management’s estimates of and assumptions related to the relative fair value of assets acquired and liabilities assumed.

Foreland-BCC Acquisition

On November 2, 2021, Earthstone, EEH and Foreland Investments LP, a Delaware limited partnership (“Foreland”), consummated the transactions contemplated in the Purchase and Sale Agreement dated as of September 30, 2021 by and among Earthstone, EEH and Foreland (the “Foreland Purchase Agreement”). At the closing of the Foreland Purchase Agreement, EEH acquired (the “Foreland Acquisition”) interests in oil and gas leases and related property of Foreland located in Irion County and Crockett County, Texas, for a purchase price consisting of: (i) $13.4 million in cash, net of customary purchase price adjustments, and (ii) 2,611,111 shares of Class A Common Stock.

Also, on November 2, 2021, Earthstone, EEH and BCC-Foreland LLC, a Delaware limited liability company (“BCC”), consummated the transactions contemplated in the Purchase and Sale Agreement dated as of September 30, 2021 by and among Earthstone, EEH and BCC (the “BCC Purchase Agreement”). At the closing of the BCC Purchase Agreement, EEH acquired (the “BCC Acquisition” and with the Foreland Acquisition, the “Foreland-BCC Acquisition”) certain well-bore interests and related equipment held by BCC that were part of a joint development agreement between Foreland, Foreland Operating, LLC, and BCC involving portions of the acreage covered by the Foreland Purchase Agreement for a purchase price of $20.5 million in cash, net of customary purchase price adjustments.

Divestitures

During the year ended December 31, 2022, the Company sold certain non-core properties for approximately $49.5 million in cash, resulting in net gains of approximately $13.9 million recorded in Gain on sale of oil and gas properties, net in the Consolidated Statements of Operations.

There were no material divestitures during the years ended December 31, 2021 or 2020.

Note 5. Transaction Costs

During the year ended December 31, 2022, the Company recorded transaction costs of $8.2 million primarily due to legal, consulting and other fees related to the Chisholm Acquisition and certain divestiture transactions.

During the year ended December 31, 2021, the Company recorded transaction costs primarily due to legal, consulting and other fees of approximately $4.0 million related to the IRM Acquisition, $1.8 million related to the Chisholm Acquisition and $0.3 million related to other potential transactions, offset by net reimbursements of $1.2 million related to the business combination (the “Bold Transaction”) pursuant to the Bold Contribution Agreement (as defined below) which closed on May 9, 2017.

During the year ended December 31, 2020, the Company recorded transaction costs primarily due to legal, consulting and other fees of approximately $1.0 million related to the IRM Acquisition noted above and $0.3 million related to other potential transactions, offset by net reimbursements of $0.7 million related to the Bold Transaction.

Note 6. Fair Value Measurements

FASB ASC Topic 820, defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

Level 1 – Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the year ended December 31, 2022.

Fair Value on a Recurring Basis

Derivative Financial Instruments

Derivative financial instruments are carried at fair value and measured on a recurring basis. The derivative financial instruments consist of fixed price swaps, basis swaps, costless collars and deferred premium put options for crude oil and natural gas and interest rate swaps. The Company’s commodity price hedges and interest rate swaps are valued based on discounted future cash flow models that are primarily based on published forward commodity price curves and published LIBOR forward curves; thus, these inputs are designated as Level 2 within the valuation hierarchy.

The fair values of derivative instruments in asset positions include measures of counterparty nonperformance risk, and the fair values of derivative instruments in liability positions include measures of the Company’s nonperformance risk. These measurements were not material to the Consolidated Financial Statements.

Share-based Compensation Liability

Certain of our performance-based stock awards (“PSUs”) may be payable in cash. The Company classifies the awards that may be settled in cash as liability awards. These awards are valued quarterly utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes grant date fair value based on the most likely outcome. The inputs for the Monte Carlo model are designated as Level 2 within the valuation hierarchy. The share-based compensation liability related to the PSU liability awards is included in Accrued expenses and Other noncurrent liabilities in the Consolidated Balance Sheet as of December 31, 2022.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the fair value of the Company’s financial assets and liabilities, by level within the fair-value hierarchy (in thousands):

	Level 1	Level 2	Level 3	Total
December 31, 2022
Financial assets
Derivative asset- current	$—	$31,331	$—	$31,331
Derivative asset- noncurrent	—	9,117	—	9,117

Total financial assets	$—	$40,448	$—	$40,448

Financial liabilities
Derivative liability - current	$—	$14,053	$—	$14,053
Share-based compensation liability - current	—	14,411	—	14,411
Share-based compensation liability - noncurrent	—	10,357	—	10,357

Total financial liabilities	$—	$38,821	$—	$38,821

December 31, 2021
Financial assets
Derivative asset- current	$—	$1,348	$—	$1,348
Derivative asset- noncurrent	—	157	—	157

Total financial assets	$—	$1,505	$—	$1,505

Financial liabilities
Derivative liability - current	$—	$45,310	$—	$45,310
Derivative liability - noncurrent	—	571	—	571
Share-based compensation liability - current	—	7,835	—	7,835
Share-based compensation liability - noncurrent	—	6,324	—	6,324

Total financial liabilities	$—	$60,040	$—	$60,040

Other financial instruments include cash, accounts receivable and payable, and revenue royalties. The carrying amount of these instruments approximates fair value because of their short-term nature. The Company’s long-term debt obligation bears interest at floating market rates, therefore carrying amounts and fair value are approximately equal.

Fair Value on a Nonrecurring Basis

The Company applies the provisions of the fair value measurement standard on a non-recurring basis to its non-financial assets and liabilities, including oil and gas properties, goodwill, business combinations and asset retirement obligations. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments if events or changes in certain circumstances indicate that adjustments may be necessary. Due to significant declines in commodity prices and global demand for oil and natural gas products resulting from the COVID-19 pandemic, the Company assessed the fair values of its oil and natural gas properties and goodwill resulting in non-cash impairment charges during the three months ended March 31, 2020. Since then, commodity prices have recovered and no other such triggering events that require further assessment were observed during the years ended December 31, 2022 and 2021.

Items Not Recorded at Fair Value

The carrying amounts reported on the unaudited consolidated balance sheets for cash, accounts receivable, prepaid expenses, other current assets accounts payable, revenues and royalties payable, accrued expenses and other current liabilities approximate their fair values.

The Company has not elected to account for its debt instruments at fair value. Borrowings under the revolving tranche and term loan tranche of the Company’s credit facility bear interest at floating market rates, therefore the carrying amounts and fair values were approximately equal as of December 31, 2022 and December 31, 2021. The carrying value of EEH’s 8.000% Senior Notes due 2027, net of $10.9 million deferred financing costs, of $539.1 million and accrued interest of $9.5 million had an estimated fair value of $530.3 million. There were no other debt instruments outstanding at December 31, 2022.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 7. Derivative Financial Instruments

Commodity Derivative Instruments

The Company’s hedging activities primarily consist of derivative instruments entered into in order to hedge against changes in oil and natural gas prices through the use of fixed price swap agreements, costless collars and deferred premium put options. Swaps exchange floating price risk in the future for a fixed price at the time of the hedge. Costless collars set both a maximum (sold ceiling) and a minimum (bought floor) future price. A deferred premium put option represents a bought floor except, unlike a standard put option, the premium is not paid until the expiration of the option. Consistent with its hedging policy, the Company has entered into a series of derivative instruments to hedge a portion of its expected oil and natural gas production through December 31, 2024. Typically, these derivative instruments require payments to (receipts from) counterparties based on specific indices as required by the derivative agreements. Although not risk free, the Company believes these instruments reduce its exposure to oil and natural gas price fluctuations and, thereby, allow the Company to achieve a more predictable cash flow. The Company does not enter into derivative instruments for trading or other speculative purposes.

The Company’s derivative instruments are cash flow hedge transactions in which it is hedging the variability of cash flow related to a forecasted transaction. The Company does not enter into derivative instruments for trading or other speculative purposes. These transactions are recorded in the Consolidated Financial Statements in accordance with FASB ASC Topic 815. The Company has accounted for these transactions using the mark-to-market accounting method. Generally, the Company incurs accounting losses on derivatives during periods where prices are rising and gains during periods where prices are falling which may cause significant fluctuations in the Consolidated Balance Sheets and Consolidated Statements of Operations.

The Company nets its derivative instrument fair value amounts executed with each counterparty pursuant to an International Swap Dealers Association Master Agreement (“ISDA”), which provides for net settlement over the term of the contract. The ISDA is a standard contract that governs all derivative contracts entered into between the Company and the respective counterparty. The ISDA allows for offsetting of amounts payable or receivable between the Company and the counterparty, at the election of both parties, for transactions that occur on the same date and in the same currency.

The following table sets forth the Company’s outstanding derivative contracts at December 31, 2022. When aggregating multiple contracts, the weighted average contract price is disclosed.

Period	Commodity	Volume (Bbls / MMBtu)	Price ($/Bbl / $/MMBtu)
2023	Crude Oil Swap	1,642,500	$76.94
2023	Crude Oil Basis Swap(1)	9,488,500	$0.92
2023	Natural Gas Swap	3,670,000	$3.52
2023	Natural Gas Basis Swap(2)	51,100,000	$(1.67)
2024	Natural Gas Basis Swap(2)	36,600,000	$(1.05)

(1)	The basis differential price is between WTI Midland Argus Crude and the WTI NYMEX.
(2)	The basis differential price is between W. Texas (WAHA) and the Henry Hub NYMEX.

	Costless Collars
Period	Commodity	Volume (Bbls / MMBtu)	Bought Floor ($/Bbl / $/MMBtu)	Sold Ceiling ($/Bbl / $/MMBtu)
2023	Crude Oil Costless Collar	2,080,500	$63.33	$82.83
2023	Natural Gas Costless Collar	22,188,000	$3.82	$7.44

	Deferred Premium Puts
Period	Commodity	Volume (Bbls / MMBtu)	$/Bbl (Put Price)	$/Bbl (Net of Premium)
2023	Crude Oil	1,931,500	$69.53	$64.12

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Interest Rate Swaps

At times, the Company’s hedging activities include the use of interest rate swaps entered into in order to manage cash flow variability resulting from changes in interest rates. These derivative instruments are not accounted for under hedge accounting.

In December 2021, the Company unwound its interest rate swap contracts, receiving a one-time settlement payment of $1.1 million. The Company had no interest rate swaps in place as of December 31, 2022 or 2021.

The following table summarizes the location and fair value amounts of all derivative instruments in the Consolidated Balance Sheets as well as the gross recognized derivative assets, liabilities, and amounts offset in the Consolidated Balance Sheets (in thousands):

		December 31, 2022			December 31, 2021
Derivatives not designated as hedging contracts under ASC Topic 815	Balance Sheet Location	Gross Recognized Assets / Liabilities	Gross Amounts Offset	Net Recognized Assets / Liabilities	Gross Recognized Assets / Liabilities	Gross Amounts Offset	Net Recognized Assets / Liabilities
Commodity contracts	Derivative asset - current	$51,803	$(20,472)	$31,331	$3,191	$(1,843)	$1,348
Commodity contracts	Derivative liability - current	$34,525	$(20,472)	$14,053	$47,153	$(1,843)	$45,310
Commodity contracts	Derivative asset - noncurrent	$9,117	$—	$9,117	$2,721	$(2,564)	$157
Commodity contracts	Derivative liability - noncurrent	$—	$—	$—	$3,135	$(2,564)	$571

The follow table summarizes the location and amounts of the Company’s realized and unrealized gains and losses on derivatives instruments in the Company’s Consolidated Statements of Operations and Consolidated Statements of Cash Flows (in thousands):

Derivatives not designated as hedging contracts under ASC Topic 815			Years Ended December 31,
	Statement of Cash Flows Location	Statement of Operations Location	2022	2021	2020
Unrealized gain (loss)	Not presented separately	Not presented separately	$70,769	$(40,795)	$3,855
Realized (loss) gain	Operating portion of net cash received in settlement of derivative contracts	Not presented separately	(195,876)	(75,966)	56,044

	Total loss (gain) on derivative contracts, net	(Loss) gain on derivative contracts, net	$(125,107)	$(116,761)	$59,899

Note 8. Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, costs to acquire oil and natural gas properties, drill and equip exploratory wells that find proved reserves, and drill and equip development wells are capitalized. Exploration costs, including unsuccessful exploratory wells and geological and geophysical costs, are charged to operations as incurred. Upon sale or retirement of oil and natural gas properties, the costs and related accumulated depreciation, depletion and amortization are eliminated from the accounts and the resulting gain or loss is recognized.

Costs incurred to maintain wells and related equipment, lease and well operating costs, and other exploration costs are charged to expense as incurred. Gains and losses arising from the sale of properties are included in operating income in the Consolidated Statements of Operations.

The Company’s lease acquisition costs and development costs of proved oil and natural gas properties are amortized using the units-of-production method, at the field level, based on total proved reserves and proved developed reserves, respectively. Depletion expense for oil and natural gas producing property and related equipment was $300.5 million, $105.7 million and $95.9 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Proved Oil and Natural Gas Properties

Proved oil and natural gas properties are reviewed for impairment on a nonrecurring basis. The impairment charge reduces the carrying values to their estimated fair values. These fair value measurements are classified as Level 3 measurements and include many unobservable inputs. Fair value is calculated as the estimated discounted future net cash flows attributable to the assets. The Company’s primary assumptions in preparing the estimated discounted future net cash flows to be recovered from oil and natural gas properties are based on (i) proved reserves, (ii) forward commodity prices and assumptions as to costs and expenses, and (iii) the estimated discount rate that would be used by potential purchasers to determine the fair value of the assets.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Unproved Oil and Natural Gas Properties

Unproved properties consist of costs incurred to acquire undeveloped leases as well as the cost to acquire unproved reserves. Undeveloped lease costs and unproved reserve acquisition costs are capitalized. Unproved oil and natural gas leases are generally for a primary term of three to five years. In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations, or by the presence of producing wells on the leases. Unproved costs related to successful exploratory drilling are reclassified to proved properties and depleted on a units-of-production basis.

The Company reviews its unproved properties periodically for impairment. In determining whether an unproved property is impaired, the Company considers numerous factors including, but not limited to, current exploration and development plans, favorable or unfavorable exploration activity on the property being evaluated and/or adjacent properties, the Company’s geologists’ evaluation of the property, and the remaining months in the lease term for the property.

Impairments to Oil and Natural Gas Properties

The Company recorded no non-cash asset impairment charges for the years ended December 31, 2022 or 2021.

During the year ended December 31, 2020, primarily as a result of the decline in crude oil price futures, the Company recorded non-cash impairment charges of $25.3 million to its proved oil and natural gas properties and $13.2 million to its unproved oil and natural gas properties, located in the Eagle Ford Trend. As a result of certain acreage expirations, the Company recorded non-cash impairment charges of $8.4 million to its unproved oil and natural gas properties during the year ended December 31, 2020.

Accumulated impairments to proved and unproved oil and natural gas properties as of December 31, 2022 and 2021 were $168.0 million and $168.0 million, respectively.

Note 9. Net Income (Loss) Per Common Share

Net income (loss) per common share—basic is calculated by dividing Net income (loss) by the weighted average number of shares of common stock outstanding during the period. Net income (loss) per common share—diluted assumes the conversion of all potentially dilutive securities and is calculated by dividing Net income (loss) by the sum of the weighted average number of shares of common stock, as defined above, outstanding plus potentially dilutive securities. Net income (loss) per common share—diluted considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares, as defined above, would have an anti-dilutive effect.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A reconciliation of Net income (loss) per common share is as follows:

	Years Ended December 31,
(In thousands, except per share amounts)	2022	2021	2020
Net income (loss) attributable to Earthstone Energy, Inc.	$452,485	$35,484	$(13,547)

Net income (loss) attributable to Earthstone Energy, Inc. from assumed conversion of Series A Convertible Preferred Stock (1)	12,388	—	—

Net income (loss) attributable to Earthstone Energy, Inc. - Diluted	$464,873	$35,484	$(13,547)

Net income (loss) per common share attributable to Earthstone Energy, Inc.:
Basic	$5.12	$0.75	$(0.45)

Diluted	$4.83	$0.71	$(0.45)

Weighted average common shares outstanding
Basic	88,349,088	47,169,948	29,911,625

Add potentially dilutive securities:
Unvested restricted stock units	416,031	539,803	—
Unvested performance units	1,757,841	2,242,342	—
Series A Convertible Preferred Stock(1)	5,805,257	—	—

Diluted weighted average common shares outstanding	96,328,217	49,952,093	29,911,625

(1)

On April 14, 2022, Earthstone issued 280,000 shares of Series A Convertible Preferred Stock which automatically converted into 25,225,225 shares of Class A Common Stock on July 6, 2022. Under the “If-Converted” method, the shares would have been assumed issued on April 14, 2022, which would have resulted in an additional allocation of Net income (loss) attributable to Earthstone Energy, Inc. of $12.4 million for the year ended December 31, 2022.

The Class B Common Stock has been excluded, as its conversion would eliminate noncontrolling interest and Net income attributable to noncontrolling interest of $198.1 million for the year ended December 31, 2022, Net loss attributable to noncontrolling interest of $26.0 million for the year ended December 31, 2021, and Net income attributable to noncontrolling interest of $15.9 million for the year ended December 31, 2020 would be added back to Net income (loss) attributable to Earthstone Energy, Inc. for the years then ended, having no dilutive effect on Net income (loss) per common share attributable to Earthstone Energy, Inc. For the year ended December 31, 2020, the Company excluded 1.1 million and 1.9 million shares, respectively, for the dilutive effect of restricted stock units and performance units in calculating diluted earnings per share as the effect was anti-dilutive due to the net loss incurred for the period.

Note 10. Common Stock and Preferred Stock

Class A Common Stock

At December 31, 2022 and 2021, there were 105,547,139 and 53,467,307 shares of Class A Common Stock issued and outstanding, respectively. During the year ended December 31, 2022, Earthstone issued a total of approximately 28.9 million shares of Class A Common Stock in connection with the Chisholm Acquisition, Bighorn Acquisition and the Titus Acquisition, as well as approximately 25.2 million shares of Class A Common Stock upon conversion of the Series A Convertible Preferred Stock described below. During the year ended December 31, 2021, Earthstone issued a total of approximately 21.5 million shares of Class A Common Stock in connection with the IRM Acquisition, Tracker/Sequel Acquisitions and the Foreland Acquisition. No shares were issued in connection with acquisitions during 2020. During the years ended December 31, 2022, 2021 and 2020, as a result of the vesting and settlement of restricted stock units under the Earthstone Amended and Restated 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”), Earthstone issued 1,273,795, 1,381,825 and 914,905 shares of Class A Common Stock, respectively, of which 429,547, 453,483 and 243,924 shares of Class A Common Stock, respectively, were retained as treasury stock and cancelled to satisfy the related employee income tax liability.

On October 11, 2022, Earthstone purchased and immediately cancelled 3,000,000 shares of Class A Common Stock from certain affiliates of Warburg Pincus LLC (“Warburg”) in a private transaction, for an aggregate purchase price of $43,740,000, or $14.58 per share.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Class B Common Stock

At December 31, 2022 and 2021, there were 34,259,641 and 34,344,532 shares of Class B Common Stock issued and outstanding, respectively. Each share of Class B Common Stock, together with one EEH Unit, is convertible into one share of Class A Common Stock. During the years ended December 31, 2022, 2021 and 2020, 84,891, 664,839 and 251,309 shares, respectively, of Class B Common Stock and EEH Units were exchanged for an equal number of shares of Class A Common Stock.

Series A Convertible Preferred Stock

On January 30, 2022, Earthstone entered into a securities purchase agreement (the “SPA”) with EnCap Energy Capital Fund XI, L.P. (“EnCap Fund XI”), an affiliate of EnCap Investments L.P. (“EnCap”), and Cypress Investments, LLC, a fund managed by Post Oak Energy Capital, LP (“Post Oak” and collectively with EnCap Fund XI, the “Investors”) to sell, in a private placement (the “Private Placement”), 280,000 shares of newly authorized convertible preferred stock, $0.001 par value per share (the “Series A Convertible Preferred Stock”), each share of which would be convertible into 90.0900900900901 shares of Class A Common Stock for anticipated gross proceeds of $280.0 million, at a price of $1,000.00 per share of Series A Convertible Preferred Stock (or $11.10 per share of Class A Common Stock on an as-converted basis). The Private Placement was contingent upon the closing of the Bighorn Acquisition. The Company used the net proceeds from the sale of the Series A Convertible Preferred Stock to partially fund the Bighorn Acquisition. See Note 14. Related Party Transactions for further discussion.

On April 14, 2022, Earthstone, EnCap Fund XI and Cypress consummated the sale and issuance of 280,000 shares of Series A Convertible Preferred Stock pursuant to the SPA in exchange for cash proceeds of $279.3 million, net of offering costs.

On July 6, 2022, the Series A Convertible Preferred Stock automatically converted into 25,225,225 shares of Class A Common Stock. As such, the Series A Convertible Preferred Stock is no longer outstanding and the Investors were issued the 25,225,225 shares of Class A Common Stock upon the conversion of the Series A Convertible Preferred Stock.

On July 15, 2022, Earthstone filed a certificate of elimination with the Secretary of State of the State of Delaware eliminating all provisions of the certificate of designations previously filed by Earthstone with the Secretary of State of the State of Delaware on April 13, 2022 related to the Series A Convertible Preferred Stock.

At December 31, 2022 and 2021, there were no shares of Series A Convertible Preferred Stock issued or outstanding.

Note 11. Stock-Based Compensation

Restricted Stock Units

The 2014 Plan allows, among other things, for the grant of restricted stock units (“RSUs”). As of December 31, 2022, the maximum number of shares of Class A Common Stock that may be issued under the 2014 Plan was 12.0 million shares.

Each RSU represents the contingent right to receive one share of Class A Common Stock. The holders of outstanding RSUs do not receive dividends or have voting rights prior to vesting and settlement. The Company determines the fair value of granted RSUs based on the market price of the Class A Common Stock on the date of the grant. Compensation expense for granted RSUs is recognized on a straight-line basis over the vesting term and is net of forfeitures, as incurred. Stock-based compensation is included in General and administrative expense in the Consolidated Statements of Operations and is recorded with a corresponding increase in Additional paid-in capital within the Consolidated Balance Sheets.

The table below summarizes unvested RSU activity for the year ended December 31, 2022:

	Shares	Weighted-Average Grant Date Fair Value
Unvested RSUs at December 31, 2021	771,817	$5.91
Granted	780,765	$13.65
Forfeited	(16,934)	$8.17
Vested	(665,670)	$7.75

Unvested RSUs at December 31, 2022	869,978	$11.40

During the year ended December 31, 2022, Earthstone granted 727,765 RSUs to employees and 53,000 RSUs to certain members of the Board with vesting periods ranging from 12 to 36 months. The total grant date fair value of the RSUs granted during the years ended December 31, 2022, 2021 and 2020 were $10.7 million, $4.1 million and $4.4 million, respectively, with a weighted average grant date fair value per share of $13.65, $6.16 and 5.07, respectively. The total vesting date fair value of the RSUs that vested during 2022, 2021 and 2020 was $8.9 million, $8.8 million and $3.0 million, respectively. As of December 31, 2022, there was approximately $9.2 million of total unrecognized stock-based compensation expense related to unvested RSUs, which will be amortized over the remaining vesting periods. The weighted average remaining vesting period of the unrecognized compensation expense is 1.20 years.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

For the years ended December 31, 2022, 2021 and 2020, stock-based compensation related to RSUs was $6.0 million, $5.2 million and $5.4 million, respectively.

Performance Units

The table below summarizes performance unit (“PSU”) activity for the year ended December 31, 2022:

	Shares	Weighted-Average Grant Date Fair Value
Unvested PSUs at December 31, 2021	2,751,725	$8.42
Granted	472,485	$19.42
Vested	(608,125)	$9.30

Unvested PSUs at December 31, 2022	2,616,085	$10.21

The total grant date fair value of the PSUs granted during the years ended December 31, 2022, 2021 and 2020 were $9.2 million, $11.9 million and $5.6 million, respectively, with a weighted average grant date fair value per share of $19.42, $10.85 and $5.36, respectively. The total vesting date fair value of the PSUs that vested during 2022 and 2021 was $8.3 million and $3.5 million respectively. No PSUs vested during 2020. As of December 31, 2022, there was $16.1 million of unrecognized compensation expense related to the PSU awards which will be amortized over a weighted average period of 0.71 years.

For the years ended December 31, 2022, 2021 and 2020, stock-based compensation related to the PSUs was approximately $29.4 million, $15.8 million and $4.6 million, respectively.

The Company classifies awards that will be settled in cash as liability awards. PSU grants to be settled in shares are classified as equity awards. Corresponding liabilities of $14.4 million and $7.8 million related to the PSUs were included in Other current liabilities and Accrued expenses, respectively, in the Consolidated Balance Sheets as of December 31, 2022 and 2021, respectively. Additionally, corresponding liabilities of $10.4 million and $6.3 million related to the PSUs were included in Other noncurrent liabilities in the Consolidated Balance Sheets as of December 31, 2022 and 2021, respectively.

On February 1, 2022, the Board granted 472,485 PSUs (the “2022 PSUs”) to certain officers pursuant to the 2014 Plan. The 2022 PSUs are payable in cash or shares of Class A Common Stock upon the achievement by Earthstone over a period commencing on January 1, 2022 and ending on December 31, 2024 (the “2022 Performance Period”) of certain performance criteria established by the Board. The Company classifies these awards that will be settled in cash as liability awards. PSU grants to be settled in shares are classified as equity awards.

The 2022 PSUs are eligible to be earned based on the annualized Total Shareholder Return (“TSR”) of the Class A Common Stock during a three-year period beginning on January 1, 2022. Between 0x to 2.0x of the Performance Units are eligible to be earned based on Earthstone achieving an annualized TSR based on the following pre-established goals:

Earthstone’s Annualized TSR	TSR Multiplier
23.9% or greater	2.0
14.5%	1.0
8.4%	0.5
Less than 8.4%	0.0

In the event that greater than 1.0x of the 2022 PSUs are earned, such additional PSUs may be paid in cash rather than the issuance of shares of Class A Common Stock.

The Company accounts for these awards as market-based awards which are valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes grant date fair value based on the most likely outcome. For the 2022 PSUs, assuming a risk-free rate of 1.4% and volatility of 86.0%, the Company calculated the weighted average grant date fair value per PSU to be $19.42.

TSR for the Company and each of the peer companies is generally determined by dividing (A) the volume weighted average price of a share of stock for the trading days during the thirty calendar days ending on and including the last calendar day of the applicable performance period minus the volume weighted average price of a share of stock for the trading days during the thirty calendar days ending on and including the first day of the applicable performance period plus cash dividends paid over the applicable performance period by (B) the volume weighted average price of a share of stock for the trading days during the thirty calendar days ending on and including the first day of the applicable performance period.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On January 27, 2021, the Board granted 1,099,800 PSUs (the “2021 PSUs”) to certain officers pursuant to the 2014 Plan (the “2021 Grant”). The 2021 PSUs are payable in cash or shares of Class A Common Stock upon the achievement by the Company over a period commencing on January 1, 2021 and ending on December 31, 2023 of certain performance criteria established by the Board. The Company classifies these awards that will be settled in cash as liability awards. PSU grants to be settled in shares are classified as equity awards.

The 2021 PSUs are eligible to be earned based on the annualized TSR of the Class A Common Stock during a three-year period beginning on February 1, 2021. Between 0x to 2.0x of the Performance Units are eligible to be earned based on Earthstone achieving an annualized TSR based on the following pre-established goals:

Earthstone’s Annualized TSR	TSR Multiplier
20.5% or greater	2.0
14.5%	1.0
7.7%	0.5
Less than 7.7%	0.0

In the event that greater than 1.0x of the 2021 PSUs are earned, such additional PSUs may be paid in cash rather than the issuance of shares of Class A Common Stock.

The Company accounts for these awards as market-based awards which are valued quarterly utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes grant date fair value based on the most likely outcome. For the 2021 PSUs, assuming a risk-free rate of 0.3% and volatility of 86.0%, the Company calculated the weighted average grant date fair value per PSU to be $10.85.

On January 30, 2020, the Board granted 1,043,800 PSUs (the “2020 PSUs”) to certain officers pursuant to the 2014 Plan (the “2020 Grant”). The 2020 PSUs are payable in shares of Class A Common Stock based upon the achievement by the Company over a period commencing on February 1, 2020 and ending on January 31, 2023 of certain performance criteria established by the Board.

The 2020 PSUs are eligible to be earned based on the annualized TSR of the Class A Common Stock during a three-year period beginning on February 1, 2020. Between 0x to 2.0x of the Performance Units are eligible to be earned based on Earthstone achieving an annualized TSR based on the following pre-established goals:

Earthstone’s Annualized TSR	TSR Multiplier
23.9% or greater	2.0
14.5%	1.0
8.4%	0.5
Less than 8.4%	0.0

In the event that greater than 1.0x of the 2020 PSUs are earned, such additional PSUs may be paid in cash rather than the issuance of shares of Class A Common Stock, solely at the discretion of the Board.

The Company accounts for these awards as market-based awards which are valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes grant date fair value based on the most likely outcome. For the 2020 PSUs, assuming a risk-free rate of 1.4% and volatility of 62.0%, the Company calculated the weighted average grant date fair value per PSU to be $5.36.

On January 28, 2019, the Board granted 669,550 PSUs (the “2019 PSUs”) to certain executive officers pursuant to the 2014 Plan. The PSUs are payable in shares of Class A Common Stock based upon the achievement by the Company over a period commencing on February 1, 2019 and ending on January 31, 2022 of performance criteria established by the Board.

The number of shares of Class A Common Stock that may be issued will be determined by multiplying the number of PSUs granted by the Relative TSR Percentage (0% to 200%). The “Relative TSR Percentage” is the percentage, if any, achieved by attainment of a certain predetermined range of targets for the three-year period beginning on February 1, 2019.

The Company accounts for these awards as market-based awards which are valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes grant date fair value based on the most likely outcome. For the PSUs granted on January 28, 2019, assuming a risk-free rate of 2.6% and volatilities ranging from 40.1% to 114.1%, the Company calculated the weighted average grant date fair value per PSU to be $9.30.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The 2019 PSUs were settled on February 9, 2022 resulting in the issuance of 608,125 shares of Class A Common Stock and cash payments totaling $8.1 million.

Modification of Performance Units

All outstanding PSUs may be paid in either cash or the issuance of shares of Class A Common Stock or any combination of the two therein, at the discretion of the Board. In January 2023, the Board, at its discretion, consented to settlement of the 2020 Grant in shares of Class A Common Stock up to 100% and the remaining 100% in cash. In consideration of the settlement of the 2020 Grant, which was consistent with the 2019 Grant, the Company deemed it appropriate to modify the remaining performance-based grants (the “Modification”). Based on the Modification, the Company calculated the fair value of the cash settled portion of each award representing an estimated accumulative increase to the liability of $9.9 million as of December 31, 2022, consisting of $17.1 million in additional stock-based compensation during the year ended December 31, 2022, partially offset by $7.2 million of stock-based compensation previously recognized in Additional Paid-in Capital.

During the years ended December 31, 2022 and 2021, the Company recorded gross expense related to stock-based compensation of approximately $35.4 million (net of $4.1 million of income tax benefit) and $21.0 million (net of $2.8 million of income tax benefit), respectively.

Note 12. Long-Term Debt

The Company’s long-term debt consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Revolving credit facility(1)	$270,136	$320,000
Term loan under credit facility due 2027	250,000	—
8.000% Senior notes due 2027	550,000	—

	$1,070,136	$320,000
Unamortized debt issuance costs on term loan	(5,309)	—
Unamortized debt issuance costs on 8.000% Senior notes	(10,948)	—

Long-term debt, net	$1,053,879	$320,000

(1)

Related to the revolving credit facility borrowings, the Company had debt issuance costs of $15.3 million and $6.7 million, net of accumulated amortization of $6.5 million and $3.3 million, as of December 31, 2022 and 2021, respectively. Unamortized deferred financing costs on the revolving credit facility borrowings are included in Other noncurrent assets in the Consolidated Balance Sheets.

Credit Agreement

On November 21, 2019, Earthstone, EEH (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent and Issuing Bank (“Wells Fargo”), BOKF, NA dba Bank of Texas, as Issuing Bank with respect to Existing Letters of Credit, Royal Bank of Canada, as Syndication Agent, Truist Bank, as successor by merger to SunTrust Bank, as Documentation Agent, and the Lenders party thereto (collectively, the “Parties”) entered into a credit agreement (the “Credit Agreement”), which replaced the prior credit facility, which was terminated on November 21, 2019.

On January 30, 2022, Earthstone, EEH, as Borrower, Wells Fargo as Administrative Agent, the lenders party thereto (the “Lenders”) and the guarantors party thereto entered into an amended and restated Fifth Amendment (the “Fifth Amendment”) to the Credit Agreement. Among other things, the Fifth Amendment increased the borrowing base and corresponding elected commitments from $650 million to $825 million upon the closing of the Chisholm Agreement.

On April 14, 2022, in connection with the closing of the Bighorn Acquisition, the Notes Offering and pursuant to the Fifth Amendment, amongst other things, the borrowing base increased to $1,325 million and elected commitments were reduced to $800 million compared to the maximum of $1,325 million provided for in the Fifth Amendment in the event that the Bighorn Acquisition had closed prior to the Notes Offering.

On June 2, 2022, the Company, EEH, Wells Fargo, the Lenders and the guarantors party thereto entered into an amendment (the “Sixth Amendment”) to the Credit Agreement. Among other things, the Sixth Amendment extended the maturity of the Credit Agreement to June 2027, increased the borrowing base from $1.325 billion to $1.4 billion and reduced the interest rate for amounts outstanding. Elected commitments under the Credit Agreement remained at $800 million.

On August 10, 2022, Earthstone, EEH, Wells Fargo as Administrative Agent, the Lenders and the guarantors party thereto entered into an amendment (the “Seventh Amendment”) to the Credit Agreement. Among other things, the Seventh Amendment increased the borrowing base from $1.4 billion to $1.7 billion and increased elected commitments from $800 million to $1.2 billion.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Seventh Amendment also established a fully funded $250 million term loan tranche as a portion of the $1.2 billion of available commitments under the Credit Agreement (the “Term Loan”), with the remaining $950 million of commitments in the form of revolving commitments. The Term Loan is fully pre-payable without premium or penalty, subject to the satisfaction of certain specified conditions, and bears an interest rate of Term SOFR (as defined in the Credit Agreement) plus 3.25%, increasing by 0.25% each 180-day period following the Term Loan funding. The Term Loan is co-terminus with the revolving loans’ maturity date of June 2, 2027, subject to a potential acceleration of the maturity date to as soon as January 14, 2027 (the “Springing Maturity Date”, as defined in the Credit Agreement) applicable to revolving loans and term loans. The interest rate applicable to revolving loans remains a rate of Term SOFR plus an applicable margin between 2.25% and 3.25%, depending upon borrowing base utilization.

On September 29, 2022, in connection with a regularly scheduled borrowing base redetermination, the borrowing base increased from $1.7 billion to $1.85 billion.

The next regularly scheduled redetermination of the borrowing base is expected to occur on or around May 1, 2023. Subsequent redeterminations are expected to occur on or about each November 1st and May 1st thereafter. The amounts borrowed under the Credit Agreement bear annual interest rates at either (a) the adjusted SOFR Rate (as customarily defined) (the “Adjusted Term SOFR Rate”) plus 2.25% to 3.25% or (b) the sum of (i) the greatest of (A) the prime rate of Wells Fargo, (B) the federal funds rate plus 1⁄2 of 1.0%, and (C) the Adjusted Term SOFR Rate for an interest rate period of one month plus 1.0%, (ii) plus 1.25% to 2.25%, depending on the amount borrowed under the Credit Agreement. Principal amounts outstanding under the Credit Agreement are due and payable in full at maturity on June 2, 2027. All of the obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of EEH’s assets. Additional payments due under the Credit Agreement include paying a commitment fee of 0.375% to 0.50% per year, depending on the amount borrowed under the Credit Agreement, to the Lenders in respect of the unutilized commitments thereunder. EEH is also required to pay customary letter of credit fees.

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, EEH’s ability to incur additional indebtedness, create liens on assets, make investments, pay dividends and distributions or repurchase its limited liability interests, engage in mergers or consolidations, sell certain assets, sell or discount any notes receivable or accounts receivable and engage in certain transactions with affiliates.

In addition, the Credit Agreement requires EEH to maintain the following financial covenants: a current ratio, (as such term is defined in the Credit Agreement) of not less than 1.0 to 1.0 and a consolidated leverage ratio of not greater than 3.5 to 1.0. Consolidated leverage ratio means the ratio of (i) the aggregate debt of EEH and its consolidated subsidiaries as at the last day of the fiscal quarter to (ii) EBITDAX for the applicable period, which was calculated as EBITDAX for the four consecutive fiscal quarters ending on such date. The term “EBITDAX” means, for any period, the sum of consolidated net income (loss) for such period plus (a) the following expenses or charges to the extent deducted from consolidated net income (loss) in such period: (i) interest, (ii) taxes, (iii) depreciation, (iv) depletion, (v) amortization, (vi) certain distributions to employees related to the stock compensation, (vii) certain transaction related expenses, (viii) reimbursed indemnification expenses related to certain dispositions and investments, (ix) non-cash extraordinary, usual, or nonrecurring expenses or losses, (x) other non-cash charges and minus (b) to the extent included in consolidated net income (loss) in such period: (i) non-cash income, (ii) gains on asset dispositions, disposals and abandonments outside of the ordinary course of business and (iii) to the extent not otherwise deducted from consolidated net income (loss), the aggregate amount of any pass-through cash distributions received by Borrower during such period in an amount equal to the aggregate amount of pass-through cash distributions actually made by Borrower during such period.

The Credit Agreement contains customary affirmative covenants and defines events of default to include failure to pay principal or interest, breach of covenants, breach of representations and warranties, insolvency, judgment default and a change in control. Upon the occurrence and continuance of an event of default, the Lenders have the right to accelerate repayment of the loans and exercise their remedies with respect to the collateral. As of December 31, 2022, EEH was in compliance with the covenants under the Credit Agreement.

As of December 31, 2022, $270.1 million and $250.0 million of borrowings were outstanding under the revolving tranche and the term loan tranche of the Credit Agreement, respectively, bearing annual interest of 7.238% and 7.670%, respectively, resulting in an additional $679.9 million of borrowing availability under the Credit Agreement. At December 31, 2021, there were $320.0 million of borrowings outstanding under the Credit Agreement.

For the year ended December 31, 2022, the Company had borrowings of $3.1 billion and $3.1 billion in repayments of borrowings.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

For the year ended December 31, 2022, interest on the revolving tranche of the Credit Agreement averaged 4.74% per annum, which excluded commitment fees of $1.7 million and amortization of deferred financing costs of $3.2 million. For the year ended December 31, 2022, interest on the term loan tranche of the Credit Agreement averaged 6.67% per annum, which excluded amortization of deferred financing costs of $0.5 million. For the years ended December 31, 2021 and 2020, interest on borrowings under the Credit Agreement averaged 3.40% and 2.83% per annum, respectively, which excluded commitment fees of $0.9 million and $0.6 million for each period ended, respectively, and amortization of deferred financing costs of $0.9 million and $0.3 million for each period ended, respectively.

During the year ended December 31, 2022, the Company capitalized $6.5 million and $5.8 million of costs associated with the revolving tranche and term loan tranche of the Credit Agreement, respectively. The Company capitalized $2.8 million costs associated with the Credit Agreement for the year ended December 31, 2021. No costs associated with the Credit Agreement were capitalized during the year ended December 31, 2020. The Company’s policy is to capitalize the financing costs associated with its debt and amortize those costs on a straight-line basis over the term of the associated debt, which approximates the effective interest method over the term of the related debt.

8.000% Senior Notes

On April 12, 2022, EEH issued $550.0 million aggregate principal amount of unsecured 8.000% senior notes due 2027 (the “Notes”) for net proceeds of approximately $537.2 million (after deducting underwriting discounts and commissions) (the “Notes Offering”) which was used primarily to fund the Bighorn Acquisition and the remainder for general corporate purposes.

On April 12, 2022, in connection with the completion of the Notes Offering, EEH entered into an indenture, dated as of April 12, 2022 (the “Indenture”), among EEH, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

The Notes will mature on April 15, 2027 with interest accruing at a rate of 8.000% per annum payable semi-annually in cash in arrears on April 15 and October 15 of each year, which commenced on October 15, 2022. Before April 15, 2024, EEH may redeem some or all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed plus the “applicable premium” as of and accrued and unpaid interest, if any. EEH may redeem, at its option, all or part of the Notes at any time on or after April 15, 2024, at the applicable redemption price plus accrued and unpaid interest to, but not including, the date of redemption. Further, before April 15, 2024, EEH may on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes in an amount not exceeding the net proceeds from one or more private or public equity offerings at a redemption price of 108.000% of the principal amount of the Notes, plus accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of each such equity offering. Upon a Change of Control (as defined in the Indenture) EEH must offer to repurchase the Notes on terms and conditions set forth in detail in the Indenture.

The Notes are guaranteed on a senior unsecured basis by the Company and its subsidiaries (the “Guarantors”) and may be guaranteed by certain of EEH’s future restricted subsidiaries. The Notes are unsecured, rank equally in right of payment with all existing and future senior unsecured indebtedness of EEH and the Guarantors and rank senior in right of payment to any future subordinated indebtedness of EEH and the Guarantors. The Notes will rank effectively junior to all secured indebtedness of EEH and the Guarantors, including indebtedness under the Credit Agreement, to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally junior in right of payment to all indebtedness and other liabilities, including trade payables, of any future subsidiary of EEH that are not guarantors.

The Indenture restricts EEH’s ability and the ability of its Restricted Subsidiaries (as defined in the Indenture), including the Guarantors, to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from its Restricted Subsidiaries to EEH; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications set forth in the Indenture. If the Notes achieve an Investment Grade Rating (as defined in the Indenture) or better from two of three of Moody’s Investors Service, Inc., S&P Global Ratings, or Fitch Ratings, Inc., many of these covenants will be suspended.

The Indenture contains customary events of default (each an “Event of Default”). If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued but unpaid interest on, all the Notes then outstanding to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy or insolvency of EEH or any Significant Subsidiary (as defined in the Indenture) occurs, the principal of, premium, if any, and the interest on, all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During the year ended December 31, 2022, the Company capitalized $12.7 million of costs associated with the Notes. No costs associated with the Notes were capitalized during the years ended December 31, 2021 and 2020. The Company’s policy is to capitalize the debt issuance costs associated with the Notes and amortize those costs on a straight-line basis over the term of the Notes.

As of December 31, 2022, accrued interest of $9.5 million associated with the Notes was included in Accrued expenses in the Consolidated Balance Sheets.

Note 13. Asset Retirement Obligations

The Company has asset retirement obligations associated with the future plugging and abandonment of oil and natural gas properties and related facilities. Revisions to the liability typically occur due to changes in the estimated abandonment costs, well economic lives, and the discount rate.

The following table summarizes the Company’s asset retirement obligation transactions recorded during the years ended December 31, 2022 and 2021 (in thousands):

	2022	2021
Beginning asset retirement obligations	$15,866	$3,027
Associated with acquisitions	20,078	9,821
Liabilities incurred	533	163
Property dispositions	(10,284)	(41)
Liabilities settled	(910)	(185)
Accretion expense	2,652	1,065
Revision of estimates	2,625	2,016

Ending asset retirement obligations	$30,560	$15,866

Note 14. Related Party Transactions

FASB ASC Topic 850, Related Party Disclosures, requires that information about transactions with related parties that would make a difference in decision making shall be disclosed so that users of the financial statements can evaluate their significance. The Audit Committee of the Board independently reviews and approves all related party transactions.

Earthstone has three significant shareholders that consist of various investment funds managed by each of the three private equity firms who may manage other investments in entities with which the Company interacts in the normal course of business (the “Significant Shareholders” or separately, each a “Significant Shareholder”).

On February 12, 2020, the Company sold certain of its interests in oil and natural gas leases and wells in a transaction to a portfolio company of a Significant Shareholder (not under common control) for cash consideration of approximately $0.4 million.

As discussed in Note 4. Acquisitions and Divestitures, on March 31, 2021, the Company entered into the Tracker/Sequel Purchase Agreements. The Tracker/Sequel Acquisitions were consummated on July 20, 2021, whereby the Company acquired the Tracker Assets for a purchase price of $18.8 million in cash and 4.7 million shares of Class A Common Stock. A Significant Shareholder owned approximately 49% of Tracker as of the closing of the Tracker Acquisition. A majority of the stockholders of Earthstone not affiliated with the Significant Shareholder approved the issuance of 6.2 million shares of Class A Common Stock in connection with the closing of the Tracker/Sequel Purchase Agreements at Earthstone’s Annual Meeting of Stockholders held on July 20, 2021.

As discussed in Note 4. Acquisitions and Divestitures, during the second quarter of 2021, the Company completed the Eagle Ford Acquisitions for a purchase price of approximately $45.2 million in cash. A Significant Shareholder controlled one of the four sellers. After participating in a competitive sales process, the Company acquired the aforementioned assets for $8.2 million in cash from that related party entity.

As discussed in Note 4. Acquisitions and Divestitures, the Chisholm Acquisition was consummated on February 15, 2022, whereby the Company acquired the Chisholm Assets for a purchase price of $377.5 million in cash, net of customary purchase price adjustments, and approximately 19.4 million shares of Class A Common Stock. A Significant Shareholder was the majority owner of Chisholm as of the closing of the Chisholm Acquisition. The deferred payment of $70 million as of March 31, 2022 was paid on April 15, 2022 and included in Deferred acquisition payment – Chisholm in the Condensed Consolidated Balance Sheet as of March 31, 2022. The issuance of approximately 19.4 million shares of Class A Common Stock in connection with the closing of the Chisholm Agreement was (1) approved by a majority of the voting power of all outstanding disinterested shares of the Common Stock and (2) increased the Significant Stockholder’s beneficial ownership of Class A Common Stock from approximately 25% to 36% as of February 15, 2022.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On January 30, 2022, Earthstone entered into the SPA with certain affiliates of EnCap and Post Oak (collectively, the “Investors”) to issue 220,000 shares and 60,000 shares, respectively, of the Series A Convertible Preferred Stock. On April 14, 2022, the SPA was consummated resulting in the issuance of the total of 280,000 shares of the Series A Convertible Preferred Stock in exchange for cash proceeds of $279.3 million, net of offering costs.

On July 6, 2022, the Series A Convertible Preferred Stock automatically converted into 25,225,225 shares of Class A Common Stock.

The Company paid $0.5 million to one of its Significant Shareholders for reimbursement of certain costs associated with the Bighorn Acquisition and related SPA.

On October 11, 2022, Earthstone repurchased an aggregate of 3,000,000 shares of Class A Common Stock, held by affiliates of Warburg in a private transaction, for an aggregate purchase price of approximately $43.7 million, or $14.58 per share (the “Repurchase”). Additionally, on October 11, 2022, affiliates of Warburg sold 3,750,000 shares of Class A Common Stock to an unrelated party for $14.58 per share (collectively with the Repurchase, the “Warburg Sales”). Immediately preceding the Warburg Sales, Warburg owned approximately 18.7% of the outstanding Class A Common Stock and 14.1% of the Class A Common Stock and Class B Common Stock combined. Immediately following the Warburg Sales and through December 31, 2022, Warburg owned approximately 12.3% of the Class A Common Stock and 9.3% of the Class A Common Stock and Class B Common Stock combined.

Note 15. Commitments and Contingencies

Contractual Commitments

Future minimum contractual commitments as of December 31, 2022 under non-cancellable agreements having initial or remaining terms in excess of one year are as follows:

	2023	2024	2025	2026	2027	Thereafter
Office leases	$1,138	$1,160	$868	$1,052	$961	$327
Automobile leases	907	724	200	—	—	—

Total	$2,045	$1,884	$1,068	$1,052	$961	$327

Additionally, the Company leases corporate office space in The Woodlands, Texas; Midland, Texas and San Angelo, Texas. Rent expense was approximately $0.9 million, $0.8 million and $0.8 million, for the years ended December 31, 2022, 2021 and 2020, respectively. Minimum lease payments under the terms of non-cancellable operating leases as of December 31, 2022 are included in the table above.

Environmental

The Company’s operations are subject to risks normally associated with the drilling, completion and production of oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of prior environmental safeguards, if any, that were taken at the time such wells were drilled or during such time the wells were operated. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto except for the matter discussed above.

Legal

George Assad, et. al. v. EnCap Investments L.P., et. al.: On September 12, 2022, a complaint (the “Complaint”) styled as a “derivative action” was filed in the Delaware Court of Chancery (the “Court”) by George Assad (the “plaintiff”) a purported holder of a small number of shares of Class A Common Stock against Earthstone, six of its 10 directors and EnCap, a principal stockholder. The Complaint alleges that a majority of Earthstone’s directors were conflicted and, along with EnCap, breached their fiduciary duties in approving the sale of shares of Series A Convertible Preferred Stock that is convertible into Class A

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Common Stock pursuant to the SPA. The plaintiff requested the Court to declare that the defendants breached their fiduciary duties, award of unspecified monetary damages, including interest and costs, and/ or rescind the stock purchase transaction. On October 14, 2022, the defendants filed a motion to dismiss the amended Complaint. Earthstone believes the Complaint is completely without merit and intends to contest vigorously the allegations made therein and to seek reimbursement for its costs and expenses in so doing. Earthstone carries insurance for the claims asserted against it and the officer and director defendants in the Complaint, and the carrier has accepted coverage subject to applicable self-retentions and limits of liability. The Company does not expect this case to have a material adverse effect on the results of operations, financial position or cash flows of the Company.

From time to time, the Company may be involved in other various legal proceedings and claims in the ordinary course of business.

Note 16. Income Taxes

The Company’s corporate structure requires the filing of two separate consolidated U.S. Federal income tax returns and one Canadian income tax return which include Lynden US, Earthstone, and Lynden Corp. As such, taxable income of Earthstone cannot be offset by tax attributes, including net operating losses, of Lynden US, nor can taxable income of Lynden US be offset by tax attributes of Earthstone. Earthstone and Lynden US record a tax provision, respectively, for their share of the book income or loss of EEH, net of the non-controlling interest. As EEH is treated as a partnership for U.S. Federal income tax purposes, it is not subject to income tax at the federal level and only recognizes the Texas Margin Tax.

The following table shows the components of the Company’s income tax provision for the years ended December 31, 2022, 2021 and 2020 (in thousands):

	Years Ended December 31,
	2022	2021	2020
Current:
Federal	$—	$—	$—
State	1,811	625	545

Total current	$1,811	$625	$545

Deferred:
Federal	$114,876	$901	$(147)
State	7,729	333	(510)

Total deferred	$122,605	$1,234	$(657)

Total income tax expense (benefit)	$124,416	$1,859	$(112)

Effective Tax Rate

A reconciliation of the effective tax rate to the federal statutory rate for the years ended December 31, 2022, 2021 and 2020 is as follows (in thousands, except percentages):

	Years Ended December 31,
	2022	2021	2020
Net income (loss) before income taxes	$775,033	$63,365	$(29,546)

Statutory rate	21%	21%	21%

Tax expense (benefit) computed at statutory rate	$162,757	$13,307	$(6,204)
Noncontrolling interest	(41,743)	(5,613)	3,349
Non-deductible general and administrative expenses	1,360	(455)	1,943
Return to accrual and other true-up	(73)	—	157
State income taxes, net of Federal benefit	9,187	958	35
Valuation allowance	(7,072)	(6,338)	608

Total income tax expense (benefit)	$124,416	$1,859	$(112)

Effective tax rate	16.1%	2.9%	0.4%

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During the year ended December 31, 2022, the Company recorded total income tax expense of $124.4 million which included (1) deferred income tax expense for Lynden US of $7.1 million as a result of its share of the distributable income from EEH, (2) deferred income tax expense for Earthstone of $107.8 million, which included a deferred income tax expense of $114.9 million, resulting from its share of the distributable income from EEH, offset by a $7.1 million release of valuation allowance, (3) current income tax expense of $1.8 million solely related to the Texas Margin Tax and (4) state deferred income tax expense of $0.8 million related to the Texas Margin Tax and $6.9 million related to New Mexico corporate income tax expense. Lynden Corp incurred no material income or loss, or related income tax expense or benefit, for the year ended December 31, 2022.

During the year ended December 31, 2021, the Company recorded total income tax expense of $1.9 million which included (1) deferred income tax expense for Lynden US of $0.9 million as a result of its share of the distributable income from EEH, (2) deferred income tax expense for Earthstone of $6.3 million as a result of its share of the distributable income from EEH, which was offset by a valuation allowance as future realization of the net deferred tax asset cannot be assured and (3) current income tax expense of $0.63 million, offset by deferred income tax expense of $0.33 million related to the Texas Margin Tax. Lynden Corp incurred no material income or loss, or related income tax expense or benefit, for the year ended December 31, 2021.

During the year ended December 31, 2020, the Company recorded total income tax benefit of $0.11 million which included (1) deferred income tax benefit for Lynden US of $0.15 million as a result of its share of the distributable income from EEH, (2) deferred income tax benefit for Earthstone of $0.61 million as a result of its share of the distributable income from EEH, which was used to reduce the valuation allowance recorded against its deferred tax asset cannot be assured and (3) current income tax expense of $0.55 million, offset by deferred income tax benefit of $0.51 million related to the Texas Margin Tax. Lynden Corp incurred no material income or loss, or related income tax expense or benefit, for the year ended December 31, 2020.

Deferred Tax Assets and Liabilities

The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax assets and liabilities at December 31, 2022 and 2021 are as follows (in thousands):

	Years Ended December 31,
	2022	2021
Deferred noncurrent income tax assets (liabilities):
Oil & gas properties	$11,437	$20,909
Basis difference in subsidiary obligation	(2,364)	(2,211)
Investment in Partnerships	(186,925)	(40,141)
Federal net operating loss carryforward	40,695	16,544
Interest limitation	2,581	—

Net deferred noncurrent tax (liability) asset	$(134,576)	$(4,899)

Valuation allowance	(3,760)	(10,832)

Net deferred tax liability	$(138,336)	$(15,731)

As of December 31, 2022, the Company had a valuation allowance recorded against its deferred tax asset of $3.8 million which is in excess of its net deferred noncurrent tax liabilities of $134.6 million, as presented above. The Company’s corporate organizational structure requires the filing of two separate consolidated U.S. Federal corporate income tax returns, one separate U.S. Federal partnership income tax return and one Canadian income tax return. As a result, tax attributes of one group cannot be offset by the tax attributes of another. At December 31, 2022, the deferred tax assets and liabilities related to the two U.S. Federal corporate income tax returns, one Canadian income tax return and one related to the Texas Margin Tax are a $113.7 million deferred tax liability, a $18.5 million deferred tax liability, a $3.8 million deferred tax asset and a $6.1 million deferred tax liability, respectively, before considering the valuation allowance of $3.8 million.

As of December 31, 2021, the Company had a valuation allowance recorded against its deferred tax assets of $10.8 million which is in excess of its Net deferred noncurrent tax assets of $7.8 million, as presented above. The Company’s corporate organizational structure requires the filing of two separate consolidated U.S. Federal income tax returns, one separate U.S. Federal partnership income tax return and one Canadian income tax return. As a result, tax attributes of one group cannot be offset by the tax attributes of another. At December 31, 2021, the deferred tax assets and liabilities related to the two U.S. Federal income tax returns, one Canadian income tax and one related to the Texas Margin Tax were a $19.7 million deferred tax asset, a $10.4 million deferred tax liability, a $3.8 million deferred tax asset and a $5.3 million deferred tax liability, respectively, before considering the valuation allowance of $10.8 million.

As of December 31, 2022, (1) Earthstone had estimated U.S. net operating loss carryforwards of $29.1 million, expiring in 2036 and 2037 and $120.1 million with an indefinite carryforward life (“ICL”), (2) Lynden US had estimated U.S. net operating loss carryforwards available for use of $3.7 million, expiring from 2036 through 2037 and $22.4 million with an indefinite carryforward life, and, (3) Lynden Corp had Canadian net operating loss carryforwards of $10.0 million, the first expiring in 2024 and the last in 2037. ICL loss deductions are limited to 80% of the excess of taxable income in the year utilized.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Additionally, the ability to utilize net operating losses and other tax attributes could be subject to a significant limitation if the Company were to undergo an ownership change for the purposes of Section 382 (“Sec 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). On February 15, 2022, the Company completed the Chisholm Acquisition which included the issuance of 19,417,476 shares of Class A Common Stock, which resulted in an ownership change within the meaning of Sec 382. As a result of the ownership change, the Company’s annual usage of net operating losses (“NOLs”) and credits generated prior to the ownership change date may be limited, however, at this time, we do not expect any of the losses to expire unused as a result of this ownership change. Earthstone generated approximately $97.6 million in NOL carryforward assets in 2022, of which, $85.3 million relates to the time period post ownership change within the meaning of Section 382 and is not subject to limitation. Lynden US generated approximately $14.3 million in NOL carryforward assets in 2022, of which, $12.5 million relates to the time period post ownership change within the meaning of Section 382 and is not subject to limitation. Lynden US previously experienced an ownership change on May 17, 2016 and at that time certain NOLs were identified as being expected to expire unusable. The Company continues to evaluate the impact, if any, of potential Sec 382 limitations.

Uncertain Tax Positions

FASB ASC Topic 740, Income Taxes (“ASC 740”) prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of income tax positions taken or expected to be taken in an income tax return. For those benefits to be recognized, an income tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. As of December 31, 2022, the Company had no material uncertain tax positions. The Company’s uncertain tax positions may change in the next twelve months; however, the Company does not expect any possible change to have a significant impact on its results of operations or financial position.

The Company files two Federal income tax returns, one Canadian income tax return and various combined and separate filings in several state and local jurisdictions. The Company’s practice is to recognize estimated interest and penalties, if any, related to potential underpayment of income taxes as a component of income tax expense in its Consolidated Statement of Operations. As of December 31, 2022, the Company did not have any accrued interest or penalties associated with any uncertain tax liabilities.

Note 17. Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan (the “401(k) Plan”) for substantially all of its employees, which was initiated in April 2017. Eligible employees may make contributions to the 401(k) Plan by electing to contribute up to 100% of their annual compensation, not to exceed annual limits established by the federal government. The Company makes matching contributions of 100% of employee contributions, not to exceed six percent of the employee’s annual eligible compensation. The Company’s matching contributions vest immediately. The Company’s contributions to the 401(k) Plan for the years ended December 31, 2022, 2021 and 2020 were $1.1 million, $0.5 million and $0.5 million, respectively.

Note 18. Leases

The Company’s operating lease activities consist of leases for office space. The Company’s finance lease activities consist of leases for vehicles. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Most leases include one or more options to renew, with renewal terms generally ranging from one to three years. The exercise of lease renewal options is at the Company’s sole discretion. Certain leases also include options to purchase the leased property. The depreciable life of assets and leasehold improvements is limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. None of the lease agreements include variable lease payments. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table shows the classification and location of the Company’s leases on the Consolidated Balance Sheets (in thousands):

		December 31,
Leases	Balance Sheet Location	2022	2021
Assets
Noncurrent:
Operating	Operating lease right-of-use assets	$4,569	$1,795
Finance	Office and other equipment, net of accumulated depreciation and amortization	1,678	—

Total lease assets		$6,247	$1,795

Liabilities
Current:
Operating	Operating lease liabilities	$842	$681
Finance	Finance lease liabilities	802	—
Noncurrent:
Operating	Operating lease liabilities	3,889	1,276
Finance	Finance lease liabilities	876	—

Total lease liabilities		$6,409	$1,957

The following table shows the classification and location of the Company’s lease costs on the Consolidated Statements of Operations (in thousands):

		Years Ended December 31,
	Statement of Operations Location	2022	2021	2020
Operating lease expense	General and administrative expense	$884	$803	$786
Finance lease expense:
Amortization of right-of-use assets	Depreciation, depletion and amortization	$549	$74	$217
Interest on lease liability	Interest expense, net	100	2	13

Total lease expense		$1,533	$879	$1,016

Additionally, the Company capitalized as part of oil and gas properties $23.9 million, $6.4 million and $2.9 million of short-term lease costs related to drilling rig contracts during the years ended December 31, 2022, 2021 and 2020. All of the Company’s drilling rig contracts have enforceable terms of less than one year.

Minimum contractual obligations for the Company’s leases (undiscounted) as of December 31, 2022 were as follows (in thousands):

	Operating	Finance
2023	$1,138	$907
2024	1,160	724
2025	868	200
2026	1,052	—
2027	961	—
Thereafter	327	—

Total lease payments	$5,506	$1,831
Less imputed interest	(775)	(153)

Total lease liability	$4,731	$1,678

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table shows the weighted average remaining lease term and the weighted average discount rate for the Company’s leases as of the dates indicated:

	December 31, 2022		December 31, 2021
	Operating Leases	Finance Leases	Operating Leases	Finance Leases
Weighted-average remaining lease term (in years)	4.1	2.3	2.9	n/a
Weighted-average discount rate (1)	6.67%	8.00%	4.35%	n/a

(1)

The discount rate used for operating leases is based on the Company’s incremental borrowing rate at lease commencement and may be adjusted if modifications to lease terms or lease reassessments occur. The discount rate used for finance leases is based on the rates implicit in the leases.

The following table includes other quantitative information for the Company’s leases (in thousands):

	Years Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Cash payments for operating leases	$857	$778
Cash payments for finance leases	$649	$70
Right-of-use assets obtained in exchange for new operating lease liabilities	$3,447	$—
Right-of-use assets obtained in exchange for new finance lease liabilities	$2,227	$—

Note 19. Supplemental Disclosures

Accounts Payable

The following table summarizes the Company’s current accounts payable at December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Accounts payable related to vendors	$76,044	$22,877
Accounts payable related to severance taxes	10,380	2,603
Other	5,391	5,917

Total accounts payable	$91,815	$31,397

Revenue and Royalties Payable

The following table summarizes the Company’s current revenues and royalties payable at December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Revenue held in suspense	$101,838	$14,777
Revenue and royalties payable	61,530	21,412

Total revenue and royalties payable	$163,368	$36,189

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accrued Expenses

The following table summarizes the Company’s current accrued expenses at December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Accrued capital expenditures	$38,482	$10,563
Accrued lease operating expenses	14,173	2,858
Accrued interest	10,995	648
Accrued general and administrative expense	7,351	8,011
Accrued ad valorem taxes	4,243	544
Other	5,698	9,080

Total accrued expenses	$80,942	$31,704

Supplemental Cash Flow Information

The following table provides supplemental disclosures of cash flow information for the years ended December 31, 2022, 2021 and 2020 (in thousands):

	Years Ended December 31,
	2022	2021	2020
Cash paid for:
Interest	$12,520	$9,648	$4,588
Income taxes	$625	$325	$—
Non-cash investing and financing activities:
Class A Common Stock issued in Chisholm Acquisition	$249,515	$—	$—
Class A Common Stock issued in Bighorn Acquisition	$77,757	$—	$—
Class A Common Stock issued in Titus Acquisition	$53,574	$—	$—
Class A Common Stock issued in IRM Acquisition	$—	$76,572	$—
Class A Common Stock issued in Tracker/Sequel Acquisition	$—	$61,814	$—
Class A Common Stock issued in Foreland Acquisition	$—	$28,121	$—
Accrued capital expenditures	$58,569	$23,558	$7,328
Lease asset additions - ASC 842	$5,674	$—	$—
Asset retirement obligations	$3,158	$2,178	$762

Note 20. Supplemental Information On Oil And Gas Exploration And Production Activities (Unaudited)

Costs Incurred Related to Oil and Gas Activities

Capitalized costs include the cost of properties, equipment, and facilities for oil and natural gas producing activities. Capitalized costs for proved properties include costs for oil and natural gas leaseholds where proved reserves have been identified, development wells, and related equipment and facilities, including development wells in progress. Capitalized costs for unproved properties include costs for acquiring oil and natural gas leaseholds where no proved reserves have been identified, including costs of exploratory wells that are in the process of drilling or in active completion, and costs of exploratory wells suspended or waiting on completion.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company’s oil and natural gas activities for 2022, 2021 and 2020 were entirely within the United States of America. Costs incurred in oil and natural gas producing activities were as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
Acquisition cost:
Proved	$1,934,602	$465,144	$—
Unproved	77,378	43	—
Exploration costs:
Geological and geophysical	2,492	341	298
Development costs	538,114	134,035	67,550

Total additions	$2,552,586	$599,563	$67,848

During the years ended December 31, 2022, 2021 and 2020, additions to oil and natural gas properties of $3.2 million, $2.2 million and $0.8 million, respectively, were recorded for estimated costs of future abandonment related to new wells drilled or acquired.

During the years ended December 31, 2022, 2021 and 2020, the Company had no capitalized exploratory well costs, nor capitalized costs related to share-based compensation, general corporate overhead or similar activities.

Capitalized Costs

Capitalized costs, impairment, and depreciation, depletion and amortization relating to the Company’s oil and natural gas properties producing activities, all of which are conducted within the continental United States as of December 31, 2022 and 2021, are summarized below (in thousands):

	December 31,
	2022	2021
Oil and gas properties, successful efforts method:
Proved properties	$4,088,553	$1,726,019
Accumulated impairment to proved properties	(100,652)	(100,652)

Proved properties, net of accumulated impairments	3,987,901	1,625,367
Unproved properties	349,905	289,341
Accumulated impairment to Unproved properties	(67,316)	(67,316)

Unproved properties, net of accumulated impairments	282,589	222,025
Land	5,482	5,382

Total oil and gas properties, net of accumulated impairments	4,275,972	1,852,774
Accumulated depreciation, depletion and amortization	(619,196)	(395,625)

Net oil and gas properties	$3,656,776	$1,457,149

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves represent estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves represent estimated quantities expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The proved reserves estimates shown herein for the years ended December 31, 2022, 2021 and 2020 have been prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first-day-of-the-month prices.

The reserve information in these Consolidated Financial Statements represents only estimates. There are a number of uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the Company’s control, such as commodity pricing. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. As a result, estimates by different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may lead to revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent the Company acquires additional properties containing proved reserves or conducts successful exploration and development activities or both, the Company’s proved reserves will decline as reserves are produced.

The following table illustrates the Company’s estimated net proved reserves, including changes, and proved developed and proved undeveloped reserves for the periods indicated. The oil prices as of December 31, 2022, 2021 and 2020 are based on the respective 12-month unweighted average of the first of the month prices of the West Texas Intermediate (“WTI”) spot prices which equates to $93.67 per barrel, $66.56 per barrel and $39.57 per barrel, respectively. The natural gas prices as of December 31, 2022, 2021 and 2020 are based on the respective 12-month unweighted average of the first of month prices of the Henry Hub spot price which equates to $6.36 per MMBtu, $3.60 per MMBtu and $1.99 per MMBtu, respectively. Natural gas liquids are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which have different uses and different pricing characteristics. The natural gas liquids prices used to value reserves as of December 31, 2022, 2021 and 2020 averaged $39.24 per barrel, $30.16 per barrel and $11.61 per barrel, respectively. All prices are adjusted by lease or field for energy content, transportation fees, and market differentials, resulting in the aforementioned oil, natural gas and natural gas liquids reserves as of December 31, 2022 being valued using prices of $95.82 per barrel, $5.51 per MMBtu and $39.24 per barrel, respectively. All prices are held constant in accordance with SEC guidelines.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of the Company’s changes in quantities of proved oil, natural gas and natural gas liquid reserves for the years ended December 31, 2022, 2021 and 2020 are as follows:

	Oil (MBbl)	Natural Gas (MMcf)	Natural Gas Liquids (MBbl)	Total (MBoe)
Balance - December 31, 2019	52,650	107,990	23,688	94,336
Extensions	420	1,258	230	860
Production	(3,180)	(7,282)	(1,237)	(5,630)
Revision to previous estimates	(9,800)	9,249	(2,432)	(10,691)

Balance - December 31, 2020	40,090	111,215	20,249	78,875
Extensions	7,016	49,846	6,532	21,856
Sales of minerals in place	(8)	(1)	—	(8)
Purchases of minerals in place	25,114	106,539	17,103	59,973
Production	(4,381)	(14,505)	(2,257)	(9,055)
Revision to previous estimates	(6,756)	31,787	(2,596)	(4,054)

Balance - December 31, 2021	61,075	284,881	39,031	147,587
Extensions	13,430	51,346	7,895	29,883
Sales of minerals in place	(2,044)	(6,631)	(1,417)	(4,566)
Purchases of minerals in place	85,237	429,646	56,268	213,113
Production	(11,866)	(54,392)	(7,599)	(28,531)
Revision to previous estimates	(7,432)	37,316	11,663	10,450

Balance - December 31, 2022	138,400	742,166	105,841	367,936

Proved developed reserves:
December 31, 2019	18,220	35,120	7,447	31,521

December 31, 2020	18,878	55,764	10,125	38,298

December 31, 2021	35,824	190,999	25,917	93,575

December 31, 2022	88,759	574,762	80,168	264,721

Proved undeveloped reserves:

December 31, 2019	34,430	72,870	16,241	62,815

December 31, 2020	21,212	55,450	10,123	40,577

December 31, 2021	25,251	93,882	13,114	54,012

December 31, 2022	49,641	167,404	25,673	103,215

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The table below presents the quantities of proved oil, natural gas and natural gas liquids reserves attributable to noncontrolling interests as of December 31, 2022 and 2021 and 2020:

As of December 31, 2022	Oil (MBbl)	Natural Gas (MMcf)	Natural Gas Liquids (MBbl)	Total (MBoe)
Proved developed	21,750	140,845	19,645	64,870
Proved undeveloped	12,165	41,022	6,291	25,293

Total proved	33,915	181,867	25,936	90,163

As of December 31, 2021	Oil (MBbl)	Natural Gas (MMcf)	Natural Gas Liquids (MBbl)	Total (MBoe)
Proved developed	14,011	74,702	10,137	36,598
Proved undeveloped	9,876	36,719	5,129	21,125

Total proved	23,887	111,421	15,266	57,723

As of December 31, 2020	Oil (MBbl)	Natural Gas (MMcf)	Natural Gas Liquids (MBbl)	Total (MBoe)
Proved developed	10,113	29,873	5,424	20,516
Proved undeveloped	11,363	29,704	5,423	21,737

Total proved	21,476	59,577	10,847	42,253

Notable changes in proved reserves for the year ended December 31, 2022 included the following:

•	Extensions. In 2022, extensions of 29.9 MMBoe were primarily the result of successful drilling results in the Midland Basin.

•	Purchases of minerals in place. In 2022, the Company completed multiple acquisitions that resulted in 213.1 MMBoe in additional reserves, as disclosed in Note 4. Acquisitions and Divestitures.

•

Revision to previous estimates. In 2022, the upward revisions of prior reserves of 10.5 MMBoe consisted of 6.5 MMBoe related to changes in price and 4.0 MMBoe related to changes in performance and other economic factors.

Notable changes in proved reserves for the year ended December 31, 2021 included the following:

•	Extensions. In 2021, total extensions of 21.9 MMBoe were primarily the result of successful drilling results in the Midland Basin.

•	Purchases of mineral in place. In 2021, the Company completed multiple acquisitions that resulted in 60.0 MMBoe in additional reserves, as disclosed above in Note 4. Acquisitions and Divestitures.

•

Revision to previous estimates. In 2021, the downward revisions of prior reserves of 4.1 MMBoe consisted of changes in anticipated well densities and changes in performance and other economic factors totaling 9.2 MMBoe and 5.5 MMBoe, respectively, offset by a positive revision of 10.6 MMBoe related to changes in prices.

Notable changes in proved reserves for the year ended December 31, 2020 included the following:

•	Extensions. In 2020, total extensions of 860.0 MBoe were primarily the result of successful drilling results in the Midland Basin.

•

Revision to previous estimates. In 2020, the downward revisions of prior reserves of 10.7 MMBoe were composed of negative revisions due to the reclassification of 11.9 MMBoe of reserves from proved undeveloped to non-proved due to the SEC’s five-year development rule and negative revisions of 2.7 MMBoe due to changes in price offset by revisions of 3.9 MMBoe related to changes in performance and other economic factors.

For wells classified as proved developed producing where sufficient production history existed, reserves were based on individual well performance evaluation and production decline curve extrapolation techniques. For undeveloped locations and wells that lack sufficient production history, reserves were based on analogy to producing wells within the same area exhibiting similar geologic and reservoir characteristics. Well spacing was determined from drainage patterns derived from a combination

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

of performance-based recoveries and analogous producing wells for each area or field. PUD locations were limited to areas of uniformly high-quality reservoir properties, between existing commercial producers where the reservoir can, with reasonable certainty, be judged to be continuous with existing producers and contain economically producible oil and natural gas on the basis of available geoscience and engineering data.

Changes in PUD reserves for the years ended December 31, 2022, 2021 and 2020 were as follows (in MBoe):

Proved undeveloped reserves at December 31, 2019 (1)	62,815
Conversions to developed	(8,200)
Extensions	—
Revision to previous estimates	(14,038)

Proved undeveloped reserves at December 31, 2020 (2)	40,577
Conversions to developed	(8,274)
Extensions	20,521
Purchases of minerals in place	11,577
Revision to previous estimates	(10,389)

Proved undeveloped reserves at December 31, 2021 (3)	54,012
Conversions to developed	(22,637)
Extensions	16,499
Purchases of minerals in place	57,432
Revision to previous estimates	(2,091)

Proved undeveloped reserves at December 31, 2022 (4)	103,215

(1)	Includes 34,243 MBoe attributable to noncontrolling interests.
(2)	Includes 21,737 MBoe attributable to noncontrolling interests.
(3)	Includes 21,125 MBoe attributable to noncontrolling interests.
(4)	Includes 25,293 MBoe attributable to noncontrolling interests.

2022 Changes in Proved Undeveloped Reserves

Conversions to developed. In the Company’s year-end 2021 plan to develop its PUDs within five years, it was estimated that $190.2 million of capital would be expended in 2022 for the conversion of 45 gross / 31.8 net PUDs to add 24.5 MMBoe. In 2022, the Company spent $191.2 million to convert 42 gross / 26.6 net PUDs adding 22.6 MMBoe to developed.

Extensions. In 2022, extensions of 16.5 MMBoe were primarily the result of successful drilling results in the Delaware Basin and the Midland Basin.

Purchases of minerals in place. In 2022, the Company completed multiple acquisitions that resulted in 57.4 MMBoe of additional reserves, as disclosed in Note 4. Acquisitions and Divestitures.

Revision to previous estimates. Downward revisions of prior reserves of 2.1 MMBoe consisted of 2.4 MMBoe related to changes in performance and other economic factors, offset by a positive revision of 0.3 MMBoe related to changes in prices.

2021 Changes in Proved Undeveloped Reserves

Conversions to developed. In the Company’s year-end 2020 plan to develop its PUDs within five years, it was estimated that $41.1 million of capital would be expended in 2021 for the conversion of 13 gross / 10.5 net PUDs to add 6.7 MMBoe. In 2021, due to improved commodity prices, the Company spent $55.1 million to convert 16 gross / 13.1 net PUDs adding 8.3 MMBoe to developed.

Revision to previous estimates. Downward revisions of prior reserves of 10.4 MMBoe consisted of changes in anticipated well densities and changes in performance and other economic factors of 9.2 MMBoe and 2.9 MMBoe, respectively, offset by a positive revision of 1.7 MMBoe related to changes in prices.

2020 Changes in Proved Undeveloped Reserves

Conversions to developed. In the Company’s year-end 2019 plan to develop its PUDs within five years, the Company estimated that $111.1 million of capital would be expended in 2020 for the conversion of 28 gross / 17.6 net PUDs to add 11.3 MMBoe.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In 2020, due to unforeseeable conditions previously described, the Company spent $67.8 million to convert 18 gross / 10.3 net PUDs adding 8.2 MMBoe to developed.

Revision to previous estimates. The Company maintains a five-year development plan, reviewed annually to ensure capital is allocated to the wells that have the highest risk-adjusted rates of return within the Company’s inventory of undrilled well locations. In response to lower commodity prices, the Company reduced the pace of activity in its five-year development plan. This resulted in the reclassification of 11.9 MMBoe of reserves from proved undeveloped to non-proved during the year ended December 31, 2020 due to the five-year development rule. Based on the Company’s then-current acreage position, strip prices, anticipated well economics, and its development plans at the time these reserves were classified as proved, the Company’s management believes the previous classification of these locations as proved undeveloped was appropriate. The remaining revisions of 2.1 MMBoe were primarily due to reduced commodity prices.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following Standardized Measure of Discounted Future Net Cash Flows (Standardized Measure) has been developed utilizing FASB ASC Topic 932, Extractives Activities – Oil and Gas (“ASC 932”) procedures and based on oil and natural gas reserve and production volumes estimated by the Company’s third-party petroleum engineering firm. It can be used for some comparisons, but should not be the only method used to evaluate the Company or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account when reviewing the following information:

•	Future costs and commodity prices will probably differ from those required to be used in these calculations;

•	Due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•	A 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and

•	Future net revenues may be subject to different rates of income taxation.

At December 31, 2022, 2021 and 2020, as specified by the SEC, the prices for oil and natural gas used in this calculation were the unweighted 12-month average of the first day of the month prices, except for volumes subject to fixed price contracts. Prices used to estimate reserves are included in Oil and Natural Gas Reserves above. Future production costs include per-well overhead expenses allowed under joint operating agreements, abandonment costs (net of salvage value), and a non-cancellable fixed cost agreement to reserve pipeline capacity of 10,000 MMBtu per day for gathering and processing. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor.

The Standardized Measure at December 31, 2022, 2021 and 2020 is as follows (in thousands):

	December 31,
	2022	2021	2020
Future cash inflows	$21,506,026	$6,042,508	$1,902,073
Future production costs	(6,362,901)	(1,641,130)	(633,248)
Future development costs	(1,207,597)	(470,008)	(285,088)
Future income tax expense	(1,910,370)	(381,663)	(35,557)

Future net cash flows	12,025,158	3,549,707	948,180
10% annual discount for estimated timing of cash flows	(5,300,657)	(1,731,335)	(487,327)

Standardized measure of discounted future net cash flows (1)	$6,724,501	$1,818,372	$460,853

(1)

At December 31, 2022, 2021 and 2020, the portion of the standardized measure of discounted future net cash flows attributable to noncontrolling interests was $1.6 billion, $711.2 million and $246.9 million, respectively.

EARTHSTONE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following is a summary of the changes in the Standardized Measure for the Company’s proved oil and natural gas reserves during each of the years in the three-year period ended December 31, 2022 (in thousands):

	December 31,
	2022	2021	2020
Beginning of year	$1,818,372	$460,853	$789,577
Sales of oil and gas produced, net of production costs	(1,341,586)	(343,914)	(105,555)
Sales of minerals in place	(76,570)	14	14
Net changes in prices and production costs	3,838,439	1,346,851	(381,769)
Extensions and improved recoveries	1,178,521	216,583	14,644
Changes in income taxes, net	(866,805)	(185,757)	17,826
Previously estimated development costs incurred during the period	246,705	41,120	66,788
Net changes in future development costs	(295,553)	(104,223)	258,741
Purchases of minerals in place	2,011,980	465,187	—
Revisions of previous quantity estimates	3,283	(151,748)	(273,781)
Accretion of discount	345,642	76,121	81,999
Changes in timing of estimated cash flows and other	(137,927)	(2,715)	(7,631)

End of year (1)	$6,724,501	$1,818,372	$460,853

(1)

At December 31, 2022, 2021 and 2020, the portion of the standardized measure of discounted future net cash flows attributable to noncontrolling interests was $1.6 billion, $711.2 million and $246.9 million, respectively.